AMENDED AND RESTATED JOINT VENTURE
AND
INVESTMENT MANAGEMENT AGREEMENT
by and among

THIRD POINT REINSURANCE (USA) LTD.,

THIRD POINT RE (USA) HOLDINGS INC.,

THIRD POINT LLC

and

THIRD POINT ADVISORS LLC
DATED AS OF JUNE 22, 2016

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ii

THIS AMENDED AND RESTATED JOINT VENTURE AND INVESTMENT MANAGEMENT AGREEMENT (as amended from time to time, this “Agreement”) is made as of this 22nd day of June, 2016 by and among Third Point Re (USA) Holdings Inc., a Delaware corporation, Third Point Reinsurance USA Ltd., a Bermuda Class 4 insurance company (“TP Re USA”), Third Point Advisors LLC, a Delaware limited liability company (“TP GP”), and Third Point LLC, a Delaware limited liability company (“Third Point”) and those Persons who may hereafter be admitted as Participants in accordance with the provisions hereof. This Agreement shall be effective as of December 22, 2016 (the “Effective Date”).
RECITALS
WHEREAS, the parties entered into a Joint Venture and Investment Management Agreement dated as of January 28, 2015 for the purpose of creating a joint venture solely with respect to the management of certain investable assets and to share in the profits and losses therefrom as provided in such Joint Venture and Investment Management Agreement (the “Original Agreement”);
WHEREAS, the parties acknowledge that Third Point Reinsurance Company Ltd. (together with TP Re USA, the “TP Re Accounts”) has entered into a similar agreement with TP GP, Third Point Reinsurance Ltd., a Bermuda corporation (“Holdco”) and the direct parent of Third Point Reinsurance Company Ltd. and Third Point on the date hereof (the “TP Re Agreement”);
WHEREAS, the parties wish to amend and restate the Original Agreement in its entirety and to continue the joint venture pursuant to the terms set forth herein effective as of the Effective Date;
WHEREAS, the parties intend for the Original Agreement to remain in effect until the Effective Date; and
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:
Article I

Definitions
For purposes of this Agreement:
“A.M. Best” means A.M. Best & Company.
“Administrator” means International Fund Services (Ireland), Ltd., or a replacement administrator determined by Third Point, subject (in the case of any such replacement) to the consent of TP Re USA (which consent shall not be unreasonably withheld).
“Affiliate” means with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For these purposes, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble hereto.
“Assets” has the meaning set forth in Section 2.2.
“BCAR” means the A.M. Best Capital Adequacy Ratio.
“Board” means Holdco’s board of directors (unless pursuant to tax or regulatory reasons, TP Re USA’s board of directors must act, then in such circumstances the “Board” shall mean TP Re USA’s board of directors) unless applicable Law, regulation or securities exchange upon which TP Re USA’s or Holdco’s common shares are listed requires action to be taken by a committee of the Board composed of independent directors, in which case “Board” means such committee which shall consist of all members of Holdco’s board of directors that are not expressly prohibited by applicable Law, regulation or securities exchange from participating in the action to be taken by such committee.
“Business Day” means (i) for purposes of Section 8.2(a) and Section 6.2(a), any day on which banks are open for business in New York, New York and (ii) for all other purposes under this Agreement, any day on which banks are open for business in New York, New York and Hamilton, Bermuda.
“Capital Account” means with respect to each Participant an account established and maintained on behalf of such Participant in accordance with Section 3.3.
“Cause Event” means (i) a material violation by Third Point of applicable Law relating to Third Point’s investment related business, (ii) Third Point’s fraud, gross negligence, willful misconduct or reckless disregard of any of its obligations under this Agreement, (iii) a material breach by Third Point of the Guidelines or any other material breach of this Agreement, which, in either case, if such breach is reasonably capable of being cured, is not cured within 15 days of written notice thereof from TP Re USA, (iv) Third Point or any Key Personnel settles, or is convicted of, or enters a plea of guilty or nolo contendere to, (a) in the case of Daniel S. Loeb, a felony or a crime involving moral turpitude and (b) in the case of Third Point or any of the other Key Personnel, a felony or a crime relating to or adversely affecting the investment related business of Third Point, (v) Third Point or any Key Personnel commits any act of fraud, material misappropriation, material dishonesty, embezzlement, or similar conduct relating to Third Point’s investment related business, or (vi) Third Point or any Key Personnel is the subject of a formal administrative or other legal proceeding before the Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, FINRA, or any other U.S. or non‑U.S. regulatory or self‑regulatory organization, which proceeding a majority of the Disinterested Board Members believes, in their reasonable business judgment, is likely to be resolved against Third Point or such Key Personnel and, as a result, will likely have a material adverse effect on TP Re USA or any of its Assets or the Joint Venture.

“Change of Control” means (i) the occurrence of an all cash sale of TP Re USA or (ii) a “Change of Control” as defined in the TP Re Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor Law.
“Commencement Date” means the first date on or as of which a Participant makes a Capital Contribution to the Joint Venture pursuant to this Agreement. The Commencement Date with respect to each of TP Re USA and TP GP is January 28, 2015.
“Commissions” has the meaning given to such term in Section 4.2(c).
“Covered Person” means Third Point and its members, Affiliates, managers, directors, officers and employees. For the avoidance of doubt, “Covered Persons” shall not include TP Re USA, Holdco, or any investment vehicles managed by Third Point or its Affiliates.
“Disability” means a physical or mental impairment that renders a person unable to perform the essential functions of such person’s position even with reasonable accommodation, and which has lasted at least 180 consecutive days. A physician selected by a majority of the Disinterested Board Members shall make the determination of the existence of a Disability.
“Disabling Conduct” means, with respect to any Person, such Person’s fraud, reckless disregard, willful misconduct, gross negligence, a material breach of this Agreement (unless, if such breach is reasonably capable of being cured, such material breach is cured within 15 days of the date on which Third Point receives a notice of such material breach from a Participant) or violation of Law as each such action is finally determined by a court of competent jurisdiction.
“Disclosing Party” has the meaning set forth in Section 8.7(c).
“Disinterested Board Members” means the members of the Board other than Daniel S. Loeb and any member of the Board who was appointed, designated or employed by Third Point or any of its Affiliates.
“Diversification Requirement” has the meaning set forth in Section 6.2(a)(iv).
“Effective Date” means December 22, 2016.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Investors” means Third Point, its personnel, family members of such personnel, trust and estate vehicles established for the benefit of such persons and charitable organizations materially supported by such persons (other than by providing more favorable investment terms in connection with their investments in Relevant Managed Accounts).

“Exit Transaction” means with respect to a Participant, a Change of Control of such Participant or the dissolution, winding down or liquidation of such Participant.
“Expenses” has the meaning given to such term in Section 4.2.
“Final Determination” means (1) with respect to U.S. federal income taxes, a “determination” (as defined in Section 1313(a) of the Code) or the execution of a settlement agreement with the Internal Revenue Service (pursuant to Form 870-AD or otherwise) and (2) with respect to taxes other than U.S. federal income taxes, any judicial or administrative determination or settlement that is substantially similar to a Final Determination described in clause (1).
“FINRA” means the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.)
“FINRA Rule 5130” means Rule 5130 promulgated by FINRA.
“FINRA Rule 5131” means Rule 5131 promulgated by FINRA.
“Fiscal Period” means each period that starts on the Commencement Date (in the case of the initial Fiscal Period) and thereafter on the first day immediately following the last day of the preceding Fiscal Period, and that ends on the earliest of the following dates:
(1)    the last day of the calendar month in which such Fiscal Period commenced; or
(2)    any date as of which any withdrawal or distribution of capital is made by or to any Participant or as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Participant, other than a withdrawal or distribution by or to, or an allocation to the Capital Accounts of, all Participants that does not result in any change of any Participant’s Percentage; or
(3)    the date that immediately precedes any day as of which a contribution to capital is made pursuant to this Agreement, other than a capital contribution that does not result in any change of any Participant’s Percentage.
“Fiscal Year” means the period commencing on January 1 of each year and ending on December 31 of such year.
“Governmental Authority” means (1) any domestic or foreign nation or government, (2) any state or other political subdivision of any such nation or government, and/or (3) any entity exercising executive, legislative, judicial, regulatory, and/or administrative functions of or pertaining to government, including any self-regulatory authority (such as a stock or option exchange or securities self-regulatory organization), governmental authority, agency, commission, department, board, or instrumentality, and any court or administrative tribunal, in any case, having jurisdiction over the affected Person or the subject matter at issue.
“Guidelines” has the meaning set forth in Section 4.1(h).

“Holdco” has the meaning set forth in the preamble hereto.
“Indemnified Expenses” means all reasonable out-of-pocket attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees of experts, bonds, witness fees, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses of the types reasonably and customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a proceeding.
“Indemnifying Party” has the meaning set forth in Section 5.3.
“Indemnitee” has the meaning set forth in Section 5.3.
“Interest” means all of the rights, obligations and interest(s) (in their entirety) of a Participant in the Joint Venture at the relevant time, including the right of such Participant to any and all benefits to which a Participant may be entitled as provided in this Agreement and the obligations of such Participant to comply with all the terms and provisions of this Agreement.
“Intra-Month Valuation Date” has the meaning set forth in Section 8.2(a).
“Investment Committee” means the investment committee of Holdco.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“investment related” has the meaning ascribed to such term in the Form ADV as of the date hereof.
“Joint Venture” has the meaning set forth in Section 2.1(c).
“Key Man Event” means (i) the death, Disability or retirement of Daniel S. Loeb, or (ii) the occurrence of any other circumstance in which Daniel S. Loeb is no longer (a) directing the investment program of Third Point or (b) actively involved in the day-to-day management of Third Point.
“Key Personnel” means Daniel S. Loeb and any other member of Third Point LLC (or, if any such members are not individuals, the individuals that are the ultimate beneficial owners of such members).
“Law” means any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, treaty, and/or decree of any applicable Governmental Authority.
“Losses” means all liabilities, obligations, losses, damages, penalties, claims, counterclaims, demands, actions, suits, judgments, and/or settlements of any kind, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether due or to become due, whether arising in common law or equity, whether created by Law, and whether or not resulting from third-party claims, including interest and penalties and reasonable out-of-pocket expenses, and reasonable fees and expenses for attorneys, accountants, consultants, and experts incurred in connection with any of the foregoing.
“Loss Recovery Account” means an account to be recorded by Third Point in the books and records of the Joint Venture with respect to each Participant that has an initial balance of zero and, thereafter, is adjusted as follows:
(i)    as of the first day after the close of each Fiscal Year, the balance of the Loss Recovery Account of such Participant will be adjusted as follows: (a) if there is a Net Loss for such Fiscal Year with respect to such Participant (excluding the effect of any Net Loss or Net Profit allocated to such Participant during such Fiscal Year in respect of the withdrawn portion of such Participant’s Interest for withdrawals made other than at the end of the Fiscal Year), the Loss Recovery Account of such Participant shall be increased by an amount equal to such Net Loss, and (b) if there is a Net Profit for such Fiscal Year with respect to such Participant (excluding the effect of any Net Loss or Net Profit allocated to such Participant during such Fiscal Year in respect of the withdrawn portion of such Participant’s Interest for withdrawals made other than at the end of the Fiscal Year), the Loss Recovery Account of such Participant shall be reduced (but not below zero) by an amount equal to such Net Profit; and
(ii)    the Loss Recovery Account of such Participant shall, upon a net withdrawal by such Participant of any portion of its Interest during a calendar month (i.e., taking into account aggregate withdrawals and contributions during such calendar month), be reduced (but not below zero) as of the last day of such calendar month by an amount equal to the product of (1) the balance in such Participant’s Loss Recovery Account immediately prior to accounting for such net withdrawal and (2) a fraction, the numerator of which is the net amount of capital so withdrawn during such calendar month and the denominator of which is the Capital Account balance net of accrued Performance Allocation of such Participant as of the beginning of such calendar month.
“Managed Account” means any assets managed by Third Point or any of its Affiliates (including in the Third Point Funds but excluding assets managed through the Joint Venture), for the account of any third party (and, for purposes of Section 4.2(a) only, for its own account) that are invested or available for investment in investment or trading activities.
“Mixed Use Services” has the meaning set forth in Section 4.2(c).
“More Favorable Fee Rights” has the meaning set forth in Section 8.6(a).
“More Favorable Investor Rights” has the meaning set forth in Section 8.6(b).
“More Favorable Liquidity Rights” has the meaning set forth in Section 8.6(c).
“Net Assets” means the total value, as determined by Third Point in accordance with Section 8.2, of the Assets (including net unrealized appreciation or depreciation of the Assets and accrued interest and dividends receivable net of any withholding taxes, and other accrued assets), less an amount equal to all accrued debts, liabilities and obligations chargeable against such Assets in accordance with this Agreement (including any reserves for contingencies accrued pursuant to Section 3.7). Except as otherwise expressly provided herein, (i) Net Assets will be determined in a manner consistent with U.S. GAAP and (ii) Net Assets as of the first day of any Fiscal Period shall be determined on the basis of the valuation of Assets conducted as of the close of the immediately preceding Fiscal Period but after giving effect to any capital contributions made by any Participant subsequent to the last day of such immediately preceding Fiscal Period and Net Assets as of the last day of any Fiscal Period shall be determined before giving effect to any of the following amounts payable by the Joint Venture which are effective as of the date on which such determination is made:
(1)    any withdrawals or distributions payable to any Participant that are effective as of the date on which such determination is made; and
(2)    accrued Performance Allocation as of the date on which such determination is made.
“Net Profit (Loss)” means, with respect to a Participant for a Fiscal Period, the difference between (a) the portion of the Net Assets allocable to such Participant’s Interest as of the last day of such Fiscal Period and (b) the portion of the Net Assets allocable to such Participant’s Interest as of the commencement of such Fiscal Period (or, for the first Fiscal Period, the initial capital contribution made by such Participant), with (i) such difference to be Net Profit where it is a positive number and (ii) such difference to be Net Loss where it is a negative number. For any Fiscal Year (or for the relevant Fiscal Periods in the case of a withdrawal by a Participant of all or a portion of its Capital Account balance), Net Profit (Loss) means, with respect to any Participant, the aggregate Net Profit for all Fiscal Periods included in such Fiscal Year (or such relevant Fiscal Periods) less the aggregate Net Loss for all Fiscal Periods included in such Fiscal Year (or such relevant Fiscal Periods) (computed in each case as described above). In determining the amount of Net Profit (Loss), appropriate adjustments to account for intra-period in-flows/outflows shall be made to exclude the effect of any capital contribution, distribution or withdrawal during the relevant period.
“New Issue” has the meaning set forth in Section 3.5.
“Notice of Advances” has the meaning set forth in Section 5.3.
“Original Agreement” has the meaning set forth in the Recitals.
“Participant” means any Person that is or becomes a party to this Agreement (other than Third Point), until the entire Interest of such Person has been withdrawn pursuant to Section 6.2 or a substitute Participant or Participants are admitted with respect to such Person’s entire Interest, or this Agreement is terminated pursuant to Section 7.1 and the Assets distributed or liquidated pursuant to Section 7.2.
“Percentage” means a percentage established for each Participant as of the first day of each Fiscal Period determined by dividing the amount of the Participant’s Capital Account as of the beginning of such Fiscal Period by the aggregate Capital Accounts of all Participants as of the beginning of such Fiscal Period. The sum of the Percentages of all Participants for each Fiscal Period must equal 100%.
“Performance Allocation” means with respect to each Participant other than TP GP and for each Fiscal Year, an amount equal to 20% of (a) such Participant’s Net Profit for such Fiscal Year less (b) such Participant’s Loss Recovery Account balance for such Fiscal Year.
“Person” means any individual, partnership, corporation, limited liability company, trust, or other entity.
“Receiving Party” has the meaning set forth in Section 8.7(c).
“Regulations” means the regulations issued under the Code or any successor Law.
“Relevant Managed Account” means each Third Point Fund and any subsequently formed third-party investor investment vehicle or managed account managed by Third Point or its Affiliates pursuing a substantially similar investment program as the Joint Venture.
“Representatives” has the meaning set forth in Section 8.7(c).
“Restricted Capital Accounts” has the meaning assigned to such term in Section 3.5.
“Securities” has the meaning set forth in Section 4.1(b).
“sponsoring broker-dealer” has the meaning set forth in Section 4.2(c).
“Tax Proceeding” has the meaning set forth in Section 3.12.
“Tax Treatment” has the meaning set forth in Section 3.12.
“Third Point” has the meaning set forth in the preamble hereto.
“Third Point Funds” has the meaning set forth in Exhibit A.
“Third Point Share Payment” means, with respect to each Participant other than TP GP, an amount per month equal to (i) 0.125% (an annual rate of 1.50%) of the Capital Account of such Participant (calculated before accounting for any accrual of the Performance Allocation), prorated for intramonth withdrawals or contributions, if any.
“TP Investment or Trading Affiliate” means Third Point Holdings I, Ltd. (a Mauritius company), TP Holdco, L.P. (a Cayman Islands exempted limited partnership), TP Lux Holdco, L.P. (a Cayman Islands exempted limited partnership), Third Point Ventures LLC (a Delaware limited liability company), Third Point Loan LLC (a Delaware limited liability company) and any other similar vehicle, account or arrangement used by Third Point to effectuate transactions for its advisory clients.
“TP Re Accounts” has the meaning set forth in the preamble hereto.

“TP Re Agreement” has the meaning set forth in the preamble hereto.
“TP Re USA” has the meaning set forth in the preamble hereto.
“Trademark License Agreement” means the Joinder Agreement entered into on February 17, 2016 between Third Point, Third Point Reinsurance Company Ltd., Third Point Re (USA) Holdings Inc. and TP Re USA.
“Transfer” means any sale, exchange, transfer, assignment or other disposition by a Participant of his Interest to another Person, whether voluntary or involuntary, including a transfer by operation of Law. Notwithstanding the foregoing, a pledge or lien by a Participant of any or all of its Interest made in accordance with, and permitted by, this Agreement shall not be deemed to be a Transfer.
“Trust Account” means any account set up to hold assets that are (i) held in trust for the benefit of banks that issue letters of credit at a Participant’s instruction, (ii) held in trust for the benefit of cedants of a Participant under a Participant’s reinsurance agreements or (iii) pledged to such banks or cedants.
“U.S. GAAP” means the United States generally accepted accounting principles, consistently applied.
Article II

Organization
Section 2.1    Purpose of Agreement.
(a)    The parties hereto hereby agree to continue the joint venture formed as of the date of the Original Agreement to jointly own and manage certain assets and to share in net profits and net losses generated by these assets as more particularly provided herein.
(b)    Each of the parties hereby agrees, subject to the terms and conditions set forth in this Agreement, to reasonably cooperate to carry out the intent of this Agreement and to effectuate, implement and continue the valid and subsisting existence of the relationship created hereby.
(c)    The parties hereto acknowledge that they intend that the joint venture created by this Agreement be taxed as a partnership and not as an association taxable as a corporation for United States federal income tax purposes and references herein to the “Joint Venture” are references to such joint venture and tax partnership. No election may be made by a Participant to treat the relationship created by this Agreement as other than a partnership for United States federal income tax purposes.
(d)    The parties hereto agree that the terms of the Original Agreement shall continue in effect until the Effective Date.

Section 2.2    Assets.
As of the date of this Agreement, the Participants acknowledge and agree that (i) the assets of the Joint Venture (the “Assets”) will be held in a single account or multiple accounts (including, for the avoidance of doubt, any Trust Account) for each Participant at various brokers selected pursuant to Section 4.1(b), (ii) (other than Trust Accounts) all of the Assets shall be held in trust for the benefit of all Participants in accordance with the terms of this Agreement and (iii) except as otherwise permitted or required by the terms of this Agreement, each Participant will be entitled to a pro rata share of the combined pool of Assets on the basis of its Percentage. Subject to Section 4.1(d), Third Point will select one or more custodians for the Assets and will promptly notify each Participant in writing following the selection or change of custodians hereunder.
Section 2.3    Term of Agreement.
The term of this Agreement continues, unless earlier terminated pursuant to Section 7.1 hereof, until the fifth anniversary of the Effective Date; provided, however, that this Agreement shall automatically continue for additional successive three year terms unless any party hereto notifies the other parties in writing on or before the June 22nd prior to the end of the then-current term that such first-mentioned party wishes to terminate this Agreement at the end of such term.
Section 2.4    Objectives.
The object and purpose of and the nature of the business to be conducted pursuant to this Agreement is investing, acquiring, holding, voting, disposing and otherwise dealing with the Securities on behalf of the Participants consistent with the terms of this Agreement (including, without limitation, the applicable Guidelines) and engaging in any and all activities necessary or incidental to the foregoing.
Section 2.5    Liability of Participants.
In no event will any Participant (or former Participant) be obligated to make any capital contribution in addition to its agreed capital contributions (or other payments provided for herein) or have any liability for the repayment or discharge of debts and obligations of the Joint Venture except to the extent provided herein or as required by Law.
Article III

Capital
Section 3.1    Contributions to Capital.
(a)    The Capital Account balance of each Participant as of the Effective Date shall be the ending Capital Account balance of such Participant as of the close of business on December 21, 2016.
(b)    Each Participant, as applicable, shall make additional capital contributions in accordance with Section 3.6(b). In addition, TP GP will make additional capital contributions in accordance with Section 3.1(c) and TP Re USA will make additional capital contributions in accordance with Section 4.1(e). Furthermore, any Participant may elect to make additional capital contributions to the Joint Venture on the first Business Day following any Intra-Month Valuation Date.
(c)    In the event that TP GP’s Percentage falls below 0.2%, it shall promptly (and in any event within five Business Days of such occurrence) make an additional capital contribution necessary to increase its Percentage to at least 0.2%.
(d)    No Participant will be required to make any other additional capital contributions except as otherwise specifically provided in this Agreement.
Section 3.2    Rights of Participants in Capital.
(a)    No Participant is entitled to interest on any contributions made pursuant to this Agreement.
(b)    No Participant has the right to the return of any contribution made pursuant to this Agreement except (i) upon a withdrawal by a Participant pursuant to Section 6.2 or (ii) upon the termination of this Agreement pursuant to Section 7.1. The entitlement to any such return at such time is limited to the value of the Capital Account of such Participant.
Section 3.3    Capital Accounts.
(a)    Each Participant shall have a separate Capital Account relating to its Interest.
(b)    Each Participant’s Capital Account shall be increased from time to time by the amount of cash and the net value, as determined in accordance with Section 8.2 hereof, of any assets constituting contributions by such Participant and decreased by the amount of cash and the net value of any assets withdrawn by and distributed to such Participant.
(c)    Each Participant’s Capital Account shall be adjusted in the manner specified in the remaining provisions of this Article III.
Section 3.4    Allocation of Net Profits and Net Losses.
(a)    Subject to the provisions of this Section 3.4, Section 3.5, and Section 3.8, any Net Profit or Net Loss for any Fiscal Period shall be allocated as of the close of such Fiscal Period to the Capital Account of each Participant in proportion to its respective Percentage as of the beginning of such Fiscal Period.
(b)    Notwithstanding Section 3.4(a), items of income, gains, losses, deduction, credit and expenses that relate to investments in New Issues shall be allocated pursuant to Section 3.5.
Section 3.5    Allocations Relating to New Issues. Pursuant to FINRA Rule 5130 and 5131, the Joint Venture may only acquire certain publicly-offered securities (“New Issues”) if the Capital Accounts of Participants connected with the securities industry (“Restricted Capital Accounts”) are restricted from sharing a beneficial interest in such New Issues in accordance with the provisions of FINRA Rule 5130 and 5131. Notwithstanding the provisions of Section 3.4 above, to enable investment in New Issues on behalf of the Joint Venture, Third Point shall not allocate any items of income, gain, loss, deduction and credit that relate to investments in New Issues to Restricted Capital Accounts except to the extent permitted by FINRA Rule 5130 and 5131 and shall instead allocate such items among the other Capital Accounts of Participants on a pro rata basis. To the extent that FINRA Rule 5130 and 5131 permits certain persons with Restricted Capital Accounts to participate in New Issues, Third Point will allocate such New Issue among such Restricted Capital Accounts on a pro rata basis. Third Point may specially allocate a carrying charge to compensate Participants with Restricted Capital Accounts to the extent such Restricted Capital Accounts do not participate in investments in New Issues for the use of capital to purchase or carry such positions. To the extent consistent with FINRA Rule 5130 and 5131, as amended from time to time, Third Point shall determine when all Capital Accounts may participate in items of income, gain, loss, deduction and credit that relate to investments in any New Issue. Third Point shall value any New Issue at such time at the then-current price of the security in the secondary market.
Section 3.6    Allocation of Third Point Share Payment, Withholding Taxes and Certain Other Expenditures.
(a)    As of the first day of each month, the Third Point Share Payment for such month (together with any amount of the Third Point Share Payment previously accrued and not yet paid) shall be paid in cash to Third Point out of the Assets. All applicable Third Point Share Payments accrue from the beginning of each month (or, with respect to any intra-month capital contribution by a Participant, from the date of such capital contribution) with respect to each Participant (other than TP GP) based on the Capital Account balance or contributed amount, as applicable, as of such date. For the avoidance of doubt, Third Point will refund the unearned portion of the Third Point Share Payment if a withdrawal is made prior to the end of the month. All payments of the Third Point Share Payment to Third Point under this Agreement shall be made without any reduction, deduction or withholding for or on account of any tax (including without limitation, any value added tax), unless required by Law.
(b)    If the Joint Venture or a Participant incurs a withholding tax or other tax obligation with respect to the share of income allocable to any Participant, then Third Point, on behalf of the Joint Venture or of such Participant, shall (unless otherwise agreed by such Participant) withhold the appropriate portion of such Participant’s share of income, timely remit such amount to the applicable taxing authority and cause the amount of such obligation to be debited against the Capital Account of such Participant as of the close of the Fiscal Period during which such obligation was paid. If the amount of such taxes is greater than such Capital Account balance, then such Participant and any successor to such Participant’s Interest must, in connection with this Agreement, make a capital contribution in the amount of such excess. No one other than the Participant is obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Participant that may be eligible for such reduction or exemption but Third Point will provide any assistance reasonably requested by a Participant, at such Participant’s cost, in connection with establishing any such reduction or exemption.
(c)    Except as otherwise provided for in this Agreement, any expenditures payable by or on behalf of the Joint Venture, to the extent determined by Third Point to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Participants, are to be charged to only those Participants on whose behalf such payments are made or whose particular circumstances gave rise to such payments. Such charges are debited from the Capital Accounts of such Participants as of the close of the Fiscal Period during which any such items were accrued or paid.
Section 3.7    Reserves; Adjustments for Certain Future Events.
(a)    Appropriate reserves may be created, accrued and charged against the Net Assets and proportionately against the Capital Accounts of the Participants for contingent liabilities associated with the Joint Venture, including, without limitation, for accrued Performance Allocation amounts, such reserves to be in the amounts that Third Point deems necessary or appropriate in accordance with U.S. GAAP. Third Point may increase or reduce any such reserve from time to time by such amounts as Third Point deems necessary or appropriate in accordance with U.S. GAAP. At the reasonable discretion of Third Point, the amount of any such reserve, or any increase or decrease therein, may be charged or credited, as appropriate, to the Capital Accounts of those parties who are Participants at the time when such reserve is created, increased, or decreased, as the case may be, or alternatively may be charged or credited to those parties who were Participants at the time of the act or omission giving rise to the contingent liability for which the reserve was established.
(b)    If Third Point in its reasonable discretion determines that it is equitable to treat an amount to be paid or received as being applicable to one or more prior periods, then such amount may be proportionately charged or credited, as appropriate, to those parties who were Participants during such prior period or periods. If any amount is to be charged or credited to a party who is no longer a Participant, such amount must be paid by (in the case of a charge) or to (in the case of a credit) such party, as the case may be, in cash. In the case of a charge, the former Participant is obligated to pay the amount of the charge, or if another Participant has already paid the charge, to reimburse such other Participant promptly on demand; provided that (i) in no event is a former Participant obligated to make a payment exceeding the amount of its Capital Account at the time to which the charge relates, and (ii) no such demand may be made if the applicable limitation period under applicable Law, if any, has expired. To the extent Third Point or the Participants fail to collect, in full, any amount required to be charged to such former Participant pursuant to paragraph (a) or (b) of this Section 3.7, whether due to the expiration of the applicable limitation period, if any, or for any other reason whatsoever, the deficiency may be charged proportionately to the Capital Accounts of the current Participants.
Section 3.8    Performance Allocation.
(a)    The Performance Allocation shall be debited against the Capital Account of each Participant (other than TP GP) and credited to the Capital Account of TP GP as of the last day of each Fiscal Year. If a Participant withdraws all or a portion of its Capital Account other than at the end of a Fiscal Year, the Performance Allocation accrued and attributable to the portion withdrawn will be debited against such Participant’s Capital Account and credited to TP GP’s Capital Account at the time of withdrawal. For the avoidance of doubt, for purposes of this Section 3.8(a), to the extent that the Joint Venture holds any of a Participant’s assets in a Trust Account, increases or decreases of such assets held in a Trust Account shall not be included in the calculation of the Performance Allocation with respect to such Participant.
(b)    TP GP, in its sole discretion, may waive or reduce the Performance Allocation. TP GP and Third Point may elect, prior to the commencement of each Fiscal Year, to restructure the Performance Allocation as a performance fee to Third Point with the same terms as the Performance Allocation.
(c)    For the avoidance of doubt, notwithstanding the expiration of the original term of the Original Agreement, the amendment and restatement of the Original Agreement shall not be considered a withdrawal and contribution with respect to the determination of the Performance Allocation and Loss Recovery Account and the Loss Recovery Account shall not be adjusted on the Effective Date in connection with the amendment and restatement of the Original Agreement.
Section 3.9    Allocations for Income Tax Purposes.
(a)    Except as otherwise required by Code Section 704(c), items of income, gain, deduction, loss, or credit that are recognized for income tax purposes in each Fiscal Year shall be allocated among the Participants, in such manner as to reflect equitably amounts credited to or debited against each Participant’s Capital Account, whether in such Fiscal Year or in prior Fiscal Years. To this end, Third Point shall establish and maintain records that show the extent to which the Capital Account of each Participant, as of the last day of each Fiscal Year, consists of amounts that have not been reflected in the taxable income of such Participant. To the extent deemed by Third Point, in its reasonable discretion, to be feasible and equitable, taxable income and gains in each Fiscal Year shall be allocated among the Participants who have enjoyed the related credits to their Capital Accounts, and items of deduction, loss and credit in each Fiscal Year shall be allocated among the Participants who have borne the burden of the related debits to their Capital Accounts. In the case of any Participant withdrawing all or a portion of its Interest pursuant to Section 6.2, Third Point may specially allocate such items to such Participant so that the aggregate amount of the excess, if any, of:
(i)    the Net Profit over the Net Loss then or theretofore allocated to such Participant equals the aggregate amount of items of income and gain over loss and deduction then or theretofore allocated to such Participant, or
(ii)    the Net Loss over the Net Profit then or theretofore allocated to such Participant equals the aggregate amount of items of loss and deduction over income and gain then or theretofore allocated to such Participant, in each case, with respect to such withdrawn Interest.
(b)    To the extent an adjustment to the adjusted tax basis of any Asset or any Capital Account pursuant to Code Section 734(b) is required under Regulations Sections 1.704‑1(b)(2)(iv)(m)(4) and (5) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Participants in the same manner that the gain or loss displaced by such basis adjustment would have been allocated had the assets in question been sold.
(c)    Certain Actions. Notwithstanding any other provision of this Agreement, (i) each Participant shall, and shall cause each of its Affiliates and transferees to, take any action requested by Third Point, and Third Point may take any reasonable action, to ensure that the fair market value of any Interest that is transferred in connection with the performance of services is treated for U.S. federal income tax purposes as being equal to the “liquidation value” (within the meaning of Prop. Treas. Reg. section 1.83-3(l)) of that Interest (and that each such Interest is afforded pass-through treatment for all applicable U.S. federal, state or local income tax purposes) and (ii) without limiting the generality of the foregoing, to the extent required in order to attain or ensure such treatment under any applicable Law, Treasury Regulation, Revenue Procedure, Revenue Ruling, Notice or other guidance governing partnership interests transferred in connection with the performance of services, such action may include authorizing and directing the Joint Venture or Third Point to make any election, agreeing to any condition imposed on such Participant, its Affiliates or its transferees, executing any amendment to this Agreement or other agreements, executing any new agreement, making any tax election or tax filing, and agreeing not to take any contrary position.
Section 3.10    Qualified Income Offset.
In the event any Participant receives any adjustments, allocations, or distributions described in Section 1.704‑1(b)(2)(ii)(d)(4), 1.704‑1(b)(2)(ii)(d)(5), or 1.704‑1(b)(2)(ii)(d)(6) of the Regulations, items of income and gain will be specially allocated to each such Participant in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the deficit balance in the Capital Account of such Participant as quickly as possible, provided that an allocation pursuant to this Section 3.10 may be made only if and to the extent that such Participant would have a deficit balance in its Capital Account after all other allocations provided for in this Article III have been tentatively made as if this Section 3.10 were not in the Agreement. This Section 3.10 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.704‑1(b)(2)(ii), and must be interpreted consistently therewith.
Section 3.11    Gross Income Allocation.
In the event any Participant has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Participant is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Participant is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704‑2(g)(1) and 1.704‑2(i)(5), each such Participant will be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.11 may be made only if and to the extent that such Participant would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section 3.10 hereof and this Section 3.11 were not in the Agreement.

Section 3.12    Individual Participants’ Tax Treatment.
(a)    Except with regard to the treatment of the Joint Venture as a partnership for U.S. tax purposes and the treatment of the Performance Allocation as a partnership profits interest for U.S. tax purposes as contemplated by this Agreement (“Tax Treatment”), each Participant agrees not to treat, on any income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item pursuant to the terms of this Agreement unless otherwise required by a Final Determination after such Participant uses its commercially reasonable efforts to uphold the treatment of the item in a manner consistent with the terms of this Agreement.
(b)    Notwithstanding the foregoing, the parties shall not take any position inconsistent with the Tax Treatment. If a claim, action or proceeding (a “Tax Proceeding”) is brought by the Internal Revenue Service or other taxing authority against a Participant or the Joint Venture challenging the Tax Treatment, such Participant shall provide prompt written notice to Third Point of such Tax Proceeding and Third Point shall be entitled to assume the defense of, and control all matters with regard to, such Tax Proceeding as it relates to the Tax Treatment. Third Point shall use reasonable efforts to keep such Participant apprised of the status of such Tax Proceeding. No Participant may settle a Tax Proceeding inconsistent with the Tax Treatment contemplated by this Agreement unless Third Point fails to assume or maintain the defense of the Tax Proceeding as contemplated by this Section 3.12(b), or Third Point provides express prior written consent. In the event Third Point exercises its right to assume control of the defense, the Participant being indemnified shall reasonably cooperate with Third Point in such defense and make available to Third Point witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by Third Point.
Section 3.13    Distributions.
(a)    Subject to Section 6.2, the amount, form and timing of any distributions pursuant to this Agreement are determined by Third Point.
(b)    Notwithstanding any provision to the contrary contained in this Agreement, Third Point may not make a distribution to any Participant on account of such Participant’s Interest if such distribution would violate any applicable Law.
Article IV

Management
Section 4.1    Duties and Powers of the Parties.
(a)    Subject to the terms of this Agreement, including Section 4.1(f) and Section 6.2(b), Third Point shall be empowered (i) to formulate the overall trading and investment strategy of the Joint Venture (including related borrowing and other activities associated therewith in order to implement such strategy) and (ii) to exercise full discretion in the management of the trading and investment transactions and related activities contemplated by this Agreement in order to implement such strategy.
(b)    Subject to Section 4.1(h) and Section 6.2(b) and consistent with the purposes of this Agreement and all other terms of this Agreement (including, without limitation, Exhibit D), in furtherance of the foregoing, the Participants hereby designate and appoint Third Point as agent and attorney-in-fact for purposes of this Agreement, with full power and authority and without the need for further approval of any Participant (except as may be required by applicable Law) to have the sole and exclusive power on behalf of the Participants to (i) effect any and all transactions in equity and debt securities (including derivatives thereon); currencies and commodities (and options, futures, derivatives, swaps, and forward contracts thereon); trade and other claims; arbitrages; loans; break-ups; consolidations; reorganizations; mortgage-backed obligations issued or collateralized by U.S. federal agencies (including fixed-rate pass-throughs, adjustable-rate mortgages, collateralized mortgage obligations, stripped mortgage-backed securities and REMICs); repurchase and reverse repurchase agreements; equipment lease certificates; equipment trust certificates; structured finance instruments; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds, exchange traded funds and similar financial instruments; money market funds; portfolio funds; obligations of the U.S. or any non-U.S. government, or any country, state, governmental agency or political subdivision thereof; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature that exist now or are hereafter created; in each case, of any natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof, whether managed by Third Point or a third-party, and everything connected therewith in the broadest sense (“Securities”) and take any and all actions in connection with Securities held, that were held or that were contemplated to be held by the Joint Venture; (ii) determine all matters relating to the manner, method and timing of investment transactions and to engage consultants and analysts in connection therewith; (iii) select brokers (including prime brokers), custodians, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out and determine the terms of any such engagement, provided that Third Point will provide a list of relevant brokers used in the most recent calendar quarter to the Investment Committee upon request for review on a quarterly basis; (iv) make short sales; (v) purchase or write options (including uncovered options); (vi) trade on margin; (vii) draw funds and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the account of the Joint Venture and its Participants; (viii) supply the Administrator of, or other service providers to, the Joint Venture with such information and instructions as may be reasonably necessary to enable such person or persons to perform their duties; (ix) exercise all voting and other powers and privileges attributable to any Securities or other property held for the account of the Joint Venture and its Participants hereunder; (x) delegate investment authority subject to the terms of Section 4.1(c); and (xi) make, execute, deliver and perform all such documents, contracts, agreements and other undertakings and to take all such other actions as Third Point considers necessary or appropriate to carry out the objectives described in this Section 4.1(b), including making all federal securities filings relating to any of the investment activities set forth in this Section 4.1(b) and/or opening brokerage (including prime brokerage) accounts and any other required documentation including, without limitation, swaps, securities, lending arrangements and similar agreements on behalf of the Joint Venture and its Participants; provided, however, that if a contract, agreement or other undertaking is or is to be made by Third Point on behalf of a Participant that could reasonably be expected to require disclosure on a Form 8‑K pursuant to Section 13 or 15(d) of the Exchange Act, or other applicable Law, Third

Point shall promptly notify such Participant and cooperate with such Participant to allow a timely and proper disclosure to be made.
(c)    For purposes of utmost clarity, and without limiting the generality of this Section 4.1(c), Third Point may, without the prior consent of the Joint Venture, cause the Joint Venture to invest through TP Investment or Trading Affiliate(s) in a manner consistent with the use of such TP Investment or Trading Affiliate(s) by the Third Point Funds. Additionally, Third Point may not, without the prior written consent of the relevant Participant, delegate discretionary investment management authority to any other Person not affiliated with Third Point unless Third Point effectuates such delegation on the same terms and conditions as the Third Point Funds, it being understood that Third Point does not intend to effectuate any such delegation other than in extraordinary circumstances. Any such delegation shall be subject to the same limitations and restrictions set forth in this Agreement and the Guidelines and shall be subject to the same standard of care as if performed directly by Third Point, and Third Point shall be responsible and remain liable for the compliance of the delegate with respect to such limitations and restrictions, including for purposes of determining a “Cause Event” and Section 5.2. If Third Point delegates any of its discretionary investment management authority to a third party pursuant to this Section 4.1(c), Third Point shall conduct appropriate due diligence on such delegate (including with respect to such delegate’s investment professionals, operations, regulatory compliance and prior performance). Third Point shall retain the authority and responsibility to monitor and review the performance of each such delegate and to terminate any arrangement with delegates. With respect to such third-party delegate, Third Point shall seek “most favored nations” treatment of any investment with such delegate. With respect to any delegate that is an Affiliate of Third Point, the Joint Venture shall not (i) bear any additional asset-based fees or performance-based compensation fees in connection with such arrangement and (ii) be subject to any expenses not consistent with the provisions of Section 4.2 or any other provision of this Agreement.
(d)    For the avoidance of doubt, Third Point shall not have or take, or direct any person other than a broker to have or take, custody and/or physical control of the Assets, including, without limitation, any physically certificated securities, other than certificates of restricted securities from time to time on behalf of the Joint Venture. Other than as described in this Section 4.1(d), Third Point shall have no authority hereunder to take or have possession of any Assets or to direct the delivery of any Securities or the payment of any Joint Venture funds to itself. Notwithstanding the foregoing, Third Point acknowledges that it will comply in all material respects with the custody rule under the U.S. Investment Advisers Act of 1940, as amended. Nothing herein shall affect the ability of Third Point to cause the Third Point Share Payment to be paid to Third Point out of the Assets as provided in this Agreement.
(e)    During the term of this Agreement, subject to Section 4.1(f) and Section 6.2(b), none of TP Re USA or any other Participant shall engage, directly or indirectly, a Person other than Third Point or, with the prior written consent of Third Point, a Third Point Affiliate, to act as its investment advisor or in a similar capacity. In furtherance of the foregoing and also subject to Sections 6.2(a) and 6.2(b), during the term of this Agreement, TP Re USA (and any other Participant (other than TP GP)) will, on the first Business Day following the end of each calendar month make such additional capital contributions to the Joint Venture as may be required so that, after accounting for such contribution, TP Re USA (or such other Participant, as applicable) will have the maximum percentage as may be prudent under the circumstances (as determined by the Board, in the case of TP Re USA) but in no event less than ninety five (95) percent of its investable assets contributed to the Joint Venture. In addition, without affecting the generality of Section 3.1(b), TP Re USA (and any such other Participant) may elect to make additional capital contributions to the Joint Venture on the first Business Day following any Intra-Month Valuation Date with the purpose of causing TP Re USA (or such other Participant, as applicable) to have the maximum investment exposure as may be prudent under the circumstances (as determined by the Board, in the case of TP Re USA).
(f)    Notwithstanding anything to the contrary in this Agreement, if any Participant or Holdco consolidates, amalgamates or merges with or into any Person or any corporation consolidates, amalgamates or merges with or into any Participant or Holdco, a Participant may engage, directly or indirectly, a Person other than Third Point to act as its investment advisor or in a similar capacity with respect to any additional capital that is raised in connection with such consolidation, amalgamation or merger; provided that Third Point shall continue to manage at least the same amount of investable Assets of the surviving entity as Third Point would have managed if such Participant or Holdco had not entered into such consolidation, amalgamation or merger. The amount of investable Assets that Third Point would have managed if such Participant or Holdco had not entered into such consolidation, amalgamation or merger is (i) the amount of investable Assets that Third Point is managing at the time of such consolidation, amalgamation or merger plus (ii) the investable net operating cash flow (excluding investment results) that such Participant or Holdco would have generated as of the applicable time over the remaining term of this Agreement (for the avoidance of doubt, the remaining term of this Agreement shall include any successive three-year terms by which a then-current term is extended due to the failure of either party to notify the other party in accordance with Section 2.3) as reflected in such Participant’s or Holdco’s most recent five-year financial projections approved by Holdco’s Board of Directors immediately prior to the initial consideration of such consolidation, amalgamation or merger. For the avoidance of doubt, this Section 4.1(f) shall not be used to reduce the amount of assets managed by Third Point; any such reduction in assets managed by Third Point shall only be pursuant to Section 6.2 or termination of this Agreement as set forth in Section 2.3.
(g)    TP GP shall be the tax matters partner for purposes of this Agreement and Section 6231(a)(7) of the Code. The tax matters partner has the exclusive authority and discretion to make any elections required or permitted to be made by the Joint Venture under any provisions of the Code or any other applicable Laws. For any taxable year beginning after December 31, 2017, Third Point shall be the partnership representative within the meaning of Section 6223(a) of the Code. Third Point may not designate another person as the partnership representative without the prior written consent of Third Point Re. As partnership representative, Third Point shall keep all the Participants reasonably and timely informed about any tax audit, and Third Point may not settle any tax audit or tax litigation involving a more than de minimis amount of tax (including interest, penalties and additions to tax) without the prior written consent of Third Point Re (not to be unreasonably withheld, delayed or conditioned). The foregoing rules shall apply mutatis mutandis to any substantially comparable state, local or foreign tax laws.

(h)    Notwithstanding any provision of this Agreement to the contrary, Third Point hereby agrees to follow the investment guidelines attached hereto as Exhibit A (the “Guidelines”). Third Point shall not effect any investment transactions for the accounts of the Participants that are inconsistent with the Guidelines; provided that, upon written request of Third Point, the senior management of TP Re USA may, in exigent circumstances, permit any variation from the Guidelines. Third Point shall use commercially reasonable efforts to notify the Participants when it has actual knowledge of a violation or a reasonable likelihood of a violation of the Guidelines; provided that notification shall not be required in connection with potential violations of the Guidelines based on anticipated performance of Securities.
(i)    TP Re USA, as a Class 4 reinsurer, is regulated by the Bermuda Monetary Authority. The parties hereto hereby agree to work together in good faith to agree on any amendments to this Agreement (including the Guidelines and other Exhibits hereto) that are necessary to comply with Bermuda insurance regulatory provisions applicable to TP Re USA resulting from changes of the Bermuda insurance regulatory rules or administrative or court interpretations thereof after the date hereof. The parties acknowledge that a failure to agree on such amendments to this Agreement that are necessary to comply with Bermuda insurance regulatory provisions may result in a withdrawal pursuant to Section 6.2(a)(iv).
(j)    Third Point shall promptly notify the Participants if it becomes aware of the occurrence of a Cause Event or a Key Man Event.
(k)    Third Point shall promptly notify the Participants if it becomes aware of any threatened or actual litigation where Holdco or TP Re USA are named or are reasonably expected to be named as a party. Third Point may not settle any such litigation, which involves more than a de minimis amount without the prior written consent of TP Re USA (not to be unreasonably withheld, delayed or conditioned).
Section 4.2    Expenses.
(a)    From time to time Third Point will be required to make determinations regarding whether certain Expenses should be borne solely by the Joint Venture or in conjunction with one or more Managed Accounts. Subject to certain exceptions such as tax or similar restrictions, all investment-related Expenses will generally be shared by the Joint Venture and any Managed Account pro rata to their participation in that investment (or contemplated participation), while other Expenses will generally be borne pro rata by the Joint Venture and the Managed Accounts based on their relative net asset value. If Third Point allocates any Expenses in excess of the Joint Venture’s pro rata share of such Expenses then Third Point will notify the Participants and provide any information necessary to substantiate any such allocation.
(b)    Subject to Section 4.2(a), all reasonable out-of-pocket expenses incurred by Third Point on behalf of the Participants in connection with the following shall be paid or reimbursed by the Joint Venture:
(i)    trade support services including, but not limited to, pre- and post-trade support software and related support services;

(ii)    subject to Section 4.1(c), research (including computer, newswire, quotation services, publications, periodicals, subscriptions, data services and data processing that are directly related to research activities on behalf of the Joint Venture) and consulting, advisory, expert, investment banking, finders and other professional fees relating to investments or contemplated investments, whether charged as fixed fees (such as retainers) and/or performance-based fees and allocations, in the form of cash, options, warrants, stock, stock appreciation rights or otherwise and irrespective of whether (a) there is a contractual obligation to pay such fees or (b) such third parties are engaged by the Joint Venture in a dedicated or exclusive capacity; provided that the Joint Venture will not bear the costs of any third party who may be retained to provide trade idea generation to the Joint Venture on an ongoing basis;
(iii)    risk analysis and risk reporting by third parties and risk-related and consulting services;
(iv)    fees of providers of specialized data and/or analysis as to specific companies, sectors or asset classes in which the Joint Venture has made or intends to make an investment;
(v)    transactional expenses, including fees or costs related to due diligence, investigation and negotiation of potential investments, whether or not such investments are consummated;
(vi)    any costs (including legal costs) associated with proxy solicitation contests, the preparation of any letters with respect to plans and proposals regarding the management, ownership and capital structure of any portfolio company (and related anti-trust or other regulatory filings) by Third Point in connection with the Joint Venture’s investments, any compensation paid to individuals considered for nomination, nominated and/or appointed, at the Joint Venture’s request, to the board of a portfolio company (including any compensation paid in relation to serving in such capacity) and any related expenses (such as all costs incurred in connection with searching for directors to serve on the board of a portfolio company, proxy solicitors, public relations experts, costs associated with “white papers”, lobbying organizations to the extent reasonably determined by Third Point to be employed in connection with investments or prospective investments of the Joint Venture and public presentations);
(vii)    brokerage commissions and services and similar expenses necessary for the Joint Venture to receive, buy, sell, exchange, trade and otherwise deal in and with securities and other property of the Joint Venture (including expenses relating to spreads, short dividends, negative rebates, financing charges and currency hedging costs);
(viii)    subject to Section 4.1(k), legal fees and related expenses incurred in connection with Joint Venture investments or contemplated potential investments or the ongoing existence of the Joint Venture, including legal costs and related expenses of (a) Covered Persons (such as indemnification and advances on account of indemnification) that may be payable by the Joint Venture pursuant to any indemnification obligations of the Joint Venture or (b) any threatened or actual litigation involving the Joint Venture, which may include monetary damages, fees, fines and other sanctions, whether as a result of such regulatory authorities or such commercial interests prevailing, or Third Point determining to settle such threatened or actual litigation;
(ix)    legal and compliance third-party fees and expenses allocated to the Joint Venture to the extent Third Point has reasonably determined that such services are related to, or otherwise benefiting, the organizational, operational, investment or trading activities of the Joint Venture including, without limitation, filing and registration fees and expenses (e.g., expenses associated with regulatory filings, audits and inquiries with the SEC, the CFTC, the Federal Trade Commission and other regulatory authorities including foreign regulatory authorities, and any other filings required in connection with the affairs of the Joint Venture, including Form PF, but excluding the preparation of Form ADV and other expenses determined by the Investment Manager to be primarily related to its “own” compliance obligations, as opposed to the Joint Venture’s compliance obligations);
(x)    eighty percent (80%) of the cost of any insurance premiums (other than wrongful employment practices insurance, premises liability insurance and insurance covering similar risks (e.g., covering liabilities of Third Point in its capacity as an employer or landlord)), including the cost of any insurance covering the potential liabilities of the Joint Venture, Third Point, its Affiliates or any agent or employee of the Joint Venture, as well as the potential liabilities of any individual serving at the request of the Joint Venture as a director of a portfolio company (such as directors’ and officers’ liability or other similar insurance policies and errors and omissions insurance or other similar insurance policies) (for purposes of utmost clarity, it is understood that the cost of any amount of deductibles or retentions towards such insurance policies shall be borne pursuant to the Joint Venture’s indemnification obligations set forth in Article V);
(xi)    third-party valuation services (including fees of pricing, data and exchange services and financial modeling services), fund accounting, auditing and tax preparation (including tax filing fees, the cost of passive foreign investment company reporting, any expenses incurred in order to satisfy tax reporting requirements in any jurisdiction (as required) and other professional services and advisors) and expenses related to complying with FATCA;
(xii)    Third Point Share Payments;
(xiii)    consultant and other personnel expenses of companies and non-U.S. offices formed for the purpose of facilitating and/or holding investments by the Joint Venture;
(xiv)    costs and expenses related to acquisition, installation, servicing of, and consulting with respect to, order, trade, and commission management products and services (including, without limitation, risk management and trading software or database packages);
(xv)    fees of the Administrator;

(xvi)    interest costs and taxes (including entity-level taxes and governmental fees or other charges payable by or with respect to or levied against the Joint Venture, its investments, or to federal, state or other governmental agencies, domestic or foreign, including real estate, stamp or other transfer taxes and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the Joint Venture in a portfolio); and
(xvii)    custodian and transfer agency services (including the costs, fees and expenses associated with the opening, maintaining and closing of bank accounts, custodial accounts and accounts with brokers on behalf of the Joint Venture (including the customary fees and charges applicable to transactions in such broker accounts)) (collectively, the “Expenses”).
provided that, unless otherwise approved in writing by the Investment Committee, to the extent the aggregate amount of the Expenses payable by the Joint Venture for any Fiscal Year (which Expenses exclude, (A) any use of “soft dollars” pursuant to Section 4.2(c), (B) any indemnification payments made pursuant to Article V and that may be covered under Section 4.2(b)(viii) and (C) Third Point Share Payments) exceed the product of (a) 0.0125 and (b) the average Net Assets (calculated as the average of the Net Assets determined as of each calendar month end) for such Fiscal Year, then Third Point will reimburse the amount of such excess. Expenses will be borne pro rata by the Participants in accordance with the balances in their respective Capital Accounts, except as provided elsewhere in this Agreement, including Sections 3.4, 3.5, 3.6 and 3.9.
For the avoidance of doubt, Third Point is responsible for, and the Joint Venture shall not pay, travel expenses of its principals and employees (other than as described in Section 4.2(b)(xiii)). In addition, for the avoidance of doubt, Third Point is responsible for its own overhead expenses, including salaries, benefits, rent, information technology (other than as described in this Section 4.2), bonuses and other overhead.
(c)    In selecting brokers or dealers to execute transactions, Third Point will use “soft dollars.” Subject to its best-execution obligations, Third Point need not solicit competitive bids and does not have an obligation to seek the lowest available brokerage commissions, mark-ups or other compensation (collectively, “Commissions”). For the avoidance of doubt, allocation of Commissions among the Joint Venture and any Managed Account for which corresponding brokerage trades are being conducted by Third Point shall be made on a pro rata basis in accordance with Section 4.2(a). The parties acknowledge that it is not Third Point’s practice to negotiate “execution only” Commissions; thus, the Joint Venture may be deemed to be paying for research and other services provided by the broker or brokers which are included in the Commissions. Third Point acknowledges that research and related services furnished by brokers shall be limited to services that constitute research and brokerage services within the meaning of Section 28(e) of the Exchange Act (“Section 28(e)”). Accordingly, research and related services may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts, as well as invitations to attend conferences, meetings or discussions with management teams, security analysts, industry consultants and economists; financial or industry publications; statistical and pricing services, along with hardware, software, data bases and other technical, technological and telecommunication services, lines and equipment utilized in the investment management process, including any updates, upgrades, modifications, maintenance, repairs, replacements, modernizations or improvements thereof. Soft dollar items may be provided directly by brokers and dealers, by third parties at the direction of brokers or purchased on behalf of the Joint Venture with credits or rebates provided by brokers. If “soft dollars” are generated by virtue of the activities of the Joint Venture, Third Point shall be permitted to use such “soft dollars” to pay for soft dollar items used by any of the Managed Accounts, thereby benefitting the investors in such Managed Accounts over the Joint Venture, who would have indirectly paid for such “soft dollars”. With respect to brokerage and research services obtained by the use of Commissions that also assist Third Point in performing other functions that do not provide it with lawful and appropriate assistance in making investment decisions (such as accounting, recordkeeping and administrative services) (“Mixed Use Services”), Third Point will make a reasonable allocation of the cost of such service according to its use and use Commissions to pay only for the eligible component that falls under the Section 28(e) safe harbor. Third Point may have a conflict of interest when determining the allocation of Mixed Use Services between those services that primarily provide assistance in making investment decision on behalf of its clients and those that primarily benefit Third Point. The use of Commissions to obtain such other services that may be outside of the parameters of Section 28(e) will be paid for by Third Point in hard dollars. In addition, Third Point may execute trades with broker-dealers with whom the Third Point has other business relationships, including prime brokerage, credit relationships and capital introduction relationships or with broker-dealers that have invested, either directly or through affiliates, in the Managed Accounts. However, Third Point does not intend for these other relationships to influence the choice of broker-dealers who execute trades for the Joint Venture. From time to time Third Point may participate in certain broker-dealer’s (“sponsoring broker-dealer”) charity day programs, whereby the applicant may elect on a specified day to effect certain client trades through the sponsoring broker-dealer and permit it to use a portion of client Commissions for charitable purposes, including donations to other broker-dealers that may need assistance in natural disaster recovery efforts. If Third Point participates in such events, care is taken to ensure that Commissions are no greater than would be charged under normal circumstances. Use of “soft dollars” by Third Point as described herein shall not constitute a breach by it of any fiduciary or other duty which Third Point may be deemed to owe to any other Participant or any Affiliate thereof. Third Point shall review the brokerage and dealer arrangements on a periodic basis to ensure that the Joint Venture secures favorable executions and that the Commissions paid are reasonable in relation to the value of the services provided. The Joint Venture’s use of Commissions will be pursuant to Third Point’s soft dollar policy, which is described in the Form ADV Part 2A of Third Point.
(d)    The Joint Venture does not have its own separate employees or office, and no Participant is entitled to reimbursement for salaries, office rent and other general overhead costs of such Participant in connection with this Agreement.
Section 4.3    Other Activities. It is expressly understood and agreed as follows:
(a)    Third Point is not required to devote its full time to its duties under this Agreement, but must devote such amount of its time to such duties as is commercially reasonable and, in any event, such amount of time as is necessary and appropriate to conduct the affairs contemplated by this Agreement in good faith.
(b)    The parties agree that the Investment Committee shall serve as the investment committee of the Joint Venture. The transaction of any business of the Investment Committee on behalf of the Joint Venture shall require the affirmative vote of a majority of the members thereof. Members of the Investment Committee may participate in a meeting of the Investment Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Members of the Investment Committee will not be acting in a fiduciary capacity with respect to the Joint Venture or any Participants in connection with the functions of the Investment Committee. The members of the Investment Committee will not receive any compensation or reimbursement from the Joint Venture for serving on the Investment Committee, but will receive reimbursement for the reasonable out-of-pocket travel-related expenses incurred in connection with the performance of their functions on the Investment Committee. The Joint Venture will bear any expenses related to the functions of the Investment Committee.
Section 4.4    Representations and Warranties of Third Point. Third Point represents and warrants to the Participants that:
(a)    it is a limited liability company duly formed and validly existing under the Laws of its jurisdiction of organization;
(b)    it has full capacity and authority to act as described in this Agreement;
(c)    it has duly and validly authorized, executed and delivered this Agreement, which is a valid and binding agreement of it enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity);
(d)    it has all governmental and regulatory licenses, registrations, consents and approvals required by Law as are necessary to perform its obligations under this Agreement and will not, by entering into this Agreement and performing its obligations hereunder, materially breach or cause to be materially breached, any applicable legal or contractual obligations, undertaking, agreement, contract, by-law or other organizational document, statute, rule or regulation of any court or any governmental body or administrative agency or self-regulatory authority having jurisdiction over it, or any order to which it is a party or by which it is bound except for any breaches that could not reasonably be expected to have a material adverse effect on its ability to perform its duties hereunder;
(e)    its trading, and dealing of the Securities and other Assets shall be in accordance with the Guidelines and the terms of this Agreement, and shall comply in all material respects with all applicable Laws, rules and regulations of the relevant market, self-regulatory organization, exchange or clearing house;

(f)    it has delegated to its administrator procedures which comply with and shall ensure compliance with all relevant anti-money laundering, privacy and financial sanctions regulations applicable to it, including the U.S. Federal and State anti-money laundering and financial sanctions laws and regulations, and it will periodically perform checks in respect of executing brokers pursuant to its best execution policy in its compliance manual (as the same may be updated from time to time);
(g)    it and its employees are subject to a written compliance manual;
(h)    there are no pending or, to its knowledge, threatened or contemplated, actions, suits, proceedings or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange or arbitration panel to which Third Point or any of its principals or employees is a party or is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of Third Point or which might reasonably be expected to materially impair Third Point’s ability to discharge its obligations hereunder except as otherwise disclosed in writing;
(i)    it has the staff and systems to fulfill its duties hereunder and the operating staff of Third Point shall devote and will continue to devote during the term of this Agreement, such time to the conduct of the business of Third Point as is reasonably necessary to provide services contemplated by this Agreement;
(j)    to the extent any new business ventures may reasonably be expected to cause a material conflict of interest that is not contemplated in the disclosure attached hereto as Exhibit D it will promptly inform the Disinterested Board Members and Investment Committee; and
(k)    if, during the term of this Agreement, Third Point discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of Third Point’s representations and warranties herein inaccurate or incomplete in any material respect, Third Point shall provide prompt written notification to the Investment Committee and Disinterested Board Members of any such fact, omission, event or change of circumstance, and the facts related thereto, and it is agreed that the intentional failure to provide such notification during the term of this Agreement shall be cause for TP Re USA to terminate this Agreement upon ten days’ prior written notice.
Section 4.5    Duties; Discretion.
(a)    All transactions effected pursuant to this Agreement by Third Point shall be for the Participants’ accounts and risk. Third Point has not made and makes no guarantee whatsoever as to the success or profitability of Third Point’s trading methods and strategies, and each Participant acknowledges that it has received no such guarantee from Third Point or any Covered Person, and has not entered into this Agreement in consideration of or in reliance upon any such guarantee or similar representation from Third Point or any Covered Person.
(b)    To the extent that, at law or in equity, a Covered Person has duties and liabilities relating thereto to the Joint Venture or to any Participant, to the fullest extent permitted by Law and subject to Article V, such Covered Person acting under (and in a manner consistent with) this Agreement is not liable to the Joint Venture or to any Participant for its good faith reliance on the provisions of this Agreement; provided that any act or omission by such Covered Person in good faith reliance or otherwise on the provisions of this Agreement does not constitute Disabling Conduct on the part of such Covered Person.
(c)    To the fullest extent permitted by Law, unless otherwise expressly provided for herein, (i) whenever a conflict of interest exists or arises between Third Point or any of its Affiliates, on the one hand, and the Joint Venture or any of the Participants on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that Third Point must act in a manner which is, or provide terms which are, fair and reasonable, Third Point must resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles.
Article V

Indemnification; Exculpation
Section 5.1    Indemnification by the Participants. To the fullest extent permitted by Law, the Participants shall (pro rata in proportion to each Participant’s Capital Account and, to the extent such Losses are attributable both to the assets, business and/or affairs of the Joint Venture and the assets, business and/or affairs of one or more Managed Accounts, pro rata in proportion to the respective Capital Accounts of the Participants and the respective net asset values of such Managed Accounts) indemnify, defend, and hold harmless each Covered Person from and against, and shall reimburse each Covered Person for, any and all Losses directly or indirectly resulting from the performance of Third Point’s obligations under this Agreement; provided that such Covered Person will not be entitled to indemnification for any Losses to the extent such Losses arise out of such Covered Person’s Disabling Conduct, provided further that Third Point will not be entitled to indemnification under this Section 5.1 to the extent Third Point is required to provide an indemnity for such Losses pursuant to Section 5.2. Notwithstanding the foregoing, the Participants shall have no obligation to indemnify any Covered Person for any Losses arising out of or related to (i) any unsuccessful claim or action initiated by Third Point against a Participant (excluding counterclaims) or (ii) any disputes among any Covered Persons.
Section 5.2    Indemnification by Third Point. To the fullest extent permitted by Law, Third Point shall indemnify and hold harmless each of the Participants against any Losses which were caused by: (i) any misstatement or omission of material fact contained in a filing made by or on behalf of a Participant under the Exchange Act or other federal law or other public disclosure or applicable Law in so far as such Losses arise out of or are based upon any written information provided by Third Point regarding the Participants or the Joint Venture expressly for use in such filing or other public disclosure, to the extent (and only to the extent) that such misstatement or omission of a material fact contained in such filing occurs in reliance upon and in conformity with the written information furnished by Third Point and (ii) Third Point’s Disabling Conduct.
Section 5.3    Advancement of Expenses. A party entitled to indemnification pursuant to Section 5.1 or Section 5.2 (an “Indemnitee”) shall notify the party subject to the indemnification obligation pursuant to Section 5.1 or Section 5.2 (the “Indemnifying Party”) in writing as soon as possible of: (i) all details of any claim made against it or any of the circumstances of which it may become aware and which may give rise to a Loss; (ii) the receipt of written notice from any Person with the intention to make a claim against it; (iii) its intention to seek indemnity under this Article V; and (iv) the amount requested for advances of Indemnified Expenses (a “Notice of Advances”). The Indemnifying Party will advance all reasonable Indemnified Expenses incurred by an Indemnitee in connection with any claim (but not for any claim initiated or brought voluntarily by such Indemnitee) in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of the Indemnitee to repay amounts so advanced if it shall be finally, judicially determined that such Indemnitee is not entitled to be indemnified by the Indemnifying Party as authorized by this Agreement.
Section 5.4    Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Joint Venture or any party for (i) any act or omission by such Covered Person in connection with the conduct of the business of the Joint Venture unless such act or omission constitutes Disabling Conduct on the part of such Covered Person or (ii) any action or omission by any Participant; provided such action or omission is not in connection with the Disabling Conduct of a Covered Person.
For the avoidance of doubt, and without limiting the generality of Section 9.9, the indemnification and exculpation provisions set forth in this Article V shall survive the termination of this Agreement.
Article VI

Admissions and Withdrawals
Section 6.1    Admission of Participants.
The Participants may, by unanimous written consent, on the first day of any calendar month, or at such other times as the Participants may determine, admit any Person who executes this Agreement or any other writing evidencing the intent of such Person to become a Participant.
Section 6.2    Withdrawal of Interests of Participants. The Interest of a Participant may not be withdrawn prior to termination of this Agreement except as provided in this Section 6.2.
(a)    A Participant may withdraw all or a portion of its Capital Account balance from the Joint Venture, either as cash or in kind (or a combination of both), in each case as determined by the Investment Committee, and effective as of any calendar month end or on any Intra-Month Valuation Date, as may be determined by such Participant in its sole discretion:
(i)    upon not less than three Business Days’ prior written notice to Third Point to the extent required to pay claims of cedants under such Participant’s reinsurance agreements but only to the extent other funds of such Participant are not available for such purpose; provided that a liquidity buffer of up to $3 million (or such other amount as may be mutually agreed between Third Point and such Participant) shall not be considered as funds otherwise available for such purpose;

(ii)    upon not less than five Business Days’ prior written notice to Third Point to the extent required to pay for reasonable operating expenses and any debt obligations as may be determined by the Investment Committee but only to the extent other funds of such Participant are not available for such purpose;
(iii)    upon not less than thirty days’ prior written notice to Third Point in connection with an Exit Transaction, such withdrawal to be effective no later than, and conditioned upon, the completion of (or, in the case of an Exit Transaction that is a liquidation or a winding down, upon approval and commencement of) the contemplated Exit Transaction;
(iv)    upon not less than three Business Days’ prior written notice to Third Point in the event (1) such Participant determines a withdrawal is necessary to maintain its BCAR above the minimum level suggested by A.M. Best and approved by the Board or otherwise prevent a negative credit rating action by A.M. Best which may include, but is not limited to, a rating downgrade, the assignment of a Negative Outlook or the placement of such Participant Under Review With Negative Implications or (2) such Participant is required to diversify its assets pursuant to any Law, order or regulation promulgated by any Governmental Authority (a “Diversification Requirement”), in each of case (1) and (2), only to the extent the Disinterested Board Members deem it reasonable to maintain such Participant’s then existing BCAR or financial strength rating from A.M. Best or satisfy any Diversification Requirement, as the case may be; provided that (x) such Participant will withdraw the minimum amount necessary under (1) or (2); (y) in the case of (1), such Participant will reinvest the withdrawn funds in such Participant’s account managed by the Joint Venture when and if such Participant’s BCAR increases above the minimum level suggested by A.M. Best and approved by the Board and such reinvestment will not, in the judgment of the Disinterested Board Members, either potentially lead to a negative rating action by A.M. Best or adversely affect the potential reversal of a previous negative rating action by A.M. Best and (z) if Third Point is capable of managing a portion of the Assets that would otherwise be withdrawn pursuant to (1) and (2) above, then Third Point shall have the option to match any lower fee structure that has been offered to such Participant for the management of such Assets, in which case such Assets shall continue to be managed by Third Point in a manner consistent with the maintenance of BCAR, the requirements described in such notification from A.M. Best or any Diversification Requirement; provided, however that TP Re USA agrees to seek Board approval for any new lines of business, material changes to the composition of lines of business or material increases in premium volume that would, independent of other factors, increase the likelihood of a Diversification Requirement. To the extent that any assets have been withdrawn from the Joint Venture as a result of this subsection, TP Re USA will present to the Board, or a committee thereof, on a monthly basis, an analysis of other possible solutions, corporate actions, or other remedies to achieve an acceptable BCAR score or to address ramifications of any law, order or regulation such that funds may be re-contributed to the Joint Venture;
(v)    upon not less than ten Business Days’ prior written notice to Third Point to the extent required to fund a dividend payable directly or indirectly to Holdco;

(vi)    upon not less than ten Business Days’ prior written notice to Third Point to the extent required to directly or indirectly contribute capital to or otherwise fund any direct or indirect subsidiaries of TP Re USA; provided that such direct or indirect subsidiary becomes party to this Agreement or a similar agreement and the creation of such subsidiary will not result in a substantial reduction in assets managed by Third Point or its Affiliates;
(vii)    at the sole discretion of a majority of the Disinterested Board Members, upon not less than thirty days’ prior written notice to Third Point in the event that the net investment performance of the Joint Venture has commencing in 2016 (a) (i) incurred a loss in two successive calendar years and (ii) underperformed the S&P 500 Index by at least 1,000 basis points (10 pts) for such two successive calendar years, taken as a whole, or (b) (i) incurred a cumulative loss of 10% or more during any 24-month period and (ii) underperformed the S&P 500 Index by at least 1,500 basis points (15 pts) for such 24-month period, provided that a Participant may only provide such written notice of withdrawal to Third Point within three months following the end of such second calendar year or 24-month period, as applicable;
(viii)    at the sole discretion of a majority of the Disinterested Board Members, upon not less than five days’ prior written notice to Third Point following the occurrence of any Cause Event; or
(ix)    at the sole discretion of a majority of the Disinterested Board Members, following a Key Man Event upon not less than four months’ prior written notice, provided that TP Re USA shall have, prior to providing such withdrawal notice, granted Third Point a reasonable opportunity to make a presentation to the Board regarding its capabilities to continue to manage the Assets.
(b)    In the event of a withdrawal by a Participant pursuant to Section 6.2(a)(vii), (viii) or (ix), then notwithstanding anything to the contrary in this Agreement (including Section 4.1(b) and Section 4.1(e)), such Participant will have the right to place such withdrawn Assets with any investment advisor (other than Third Point), as may be determined by such Participant in its sole discretion.
(c)    Subject to Section 3.1(c), TP GP may withdraw any portion of its Capital Account balance from the Joint Venture, either as cash or in kind (or a combination of both) and effective as of any calendar month end or on any Intra-Month Valuation Date.
(d)    The right of any Participant to withdraw or of any Participant to have distributed an amount from its Capital Account pursuant to the provisions of this Section 6.2 is subject to the provision by Third Point, on behalf of the Participants, for all of the Joint Venture’s liabilities and for reserves for contingencies provided for in Section 3.7.
(e)    With respect to any amounts withdrawn, a withdrawing Participant does not share in the income, gains and losses resulting from the Joint Venture or have any other rights or obligations as a Participant after the effective date of its withdrawal except as provided in Section 3.7.

(f)    In the event that a Participant shall have withdrawn from the Joint Venture in full pursuant to Section 6.2 (other than in connection with Section 6.2(a)(iv)), (i) such Participant shall no longer be considered a Participant from and after the date of such complete withdrawal, and (ii) the provisions of this Agreement shall no longer apply to such Participant (except those provisions which by their terms apply to Participants following their withdrawal).
Section 6.3    Transfer of Interests by Participants. Each Participant agrees that it will not make or attempt to make a Transfer of all or any portion of its Interest without the prior written consent of Third Point and the other Participants, provided that each Participant may Transfer all or any portion of its Interests to an Affiliate without the consent of any party. In the event of a Transfer of any Participant’s Interest in violation of this Section 6.3, such Transfer shall be void ab initio and Third Point shall have the right to require the withdrawal of such Participant’s Interest.
Article VII

Termination and Liquidation
Section 7.1    Termination of this Agreement.
(a)    Subject to applicable Law, this Agreement will terminate and the affairs of the Joint Venture must be wound up upon the earliest of:
(i)    the end of the term of this Agreement, as determined pursuant to Section 2.3 hereof;
(ii)    the date on which this Agreement is terminated pursuant to Section 4.4(k); or
(iii)    the date on which TP Re USA makes a complete withdrawal from the Joint Venture (other than in connection with Section 6.2(a)(iv)).
(b)    Except as provided in Section 7.1(a) or applicable Law, the dissolution, termination, liquidation, bankruptcy, reorganization, merger, sale of substantially all of the stock or assets of or other change in the ownership or nature of a Participant, the execution of a joinder agreement to this Agreement by a new Participant, the withdrawal of a Participant, or the transfer by a Participant of its Interests to a third party does not cause this Agreement to terminate.
Section 7.2    Liquidation of the Venture.
(a)    Upon termination of this Agreement pursuant to Section 7.1(a), Third Point shall promptly liquidate the Assets, except that if Third Point is unable to perform this function, a liquidator elected by Participants whose Percentages represent more than fifty percent (50%) of the aggregate Percentages of all Participants shall liquidate the Assets.
(b)    Net Profit and Net Loss attributable to a Capital Account during the Fiscal Periods that include the period of liquidation shall be allocated pursuant to Article III.

The proceeds from liquidation shall be divided in the following manner, subject to applicable Law:
(i)    the debts, liabilities and obligations of the Joint Venture, other than debts to the Participants as Participants, and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Assets to the Participants has been completed, shall be first satisfied (whether by payment or the making of reasonable provision for payment thereof);
(ii)    such debts as are owing to the Participants as Participants shall be next paid; and
(iii)    the Participants shall be next paid liquidating distributions (in cash, securities, or other assets, whether or not readily marketable) pro rata in accordance with, and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Article III to reflect allocations for the Fiscal Period ending on the date of the distributions under this Section 7.2(b)(iii).
(c)    Notwithstanding anything in this Section 7.2 to the contrary and subject to the priorities set forth in applicable Law, Third Point, the liquidator or the trustee, as the case may be, may upon the receipt of the consent of the Disinterested Board Members, distribute ratably in-kind rather than in cash, upon termination, any Net Assets, provided, however, that if any in-kind distribution is to be made, (i) the assets distributed in-kind must be valued pursuant to Section 8.2 as of the actual date of their distribution, and charged as so valued and distributed against amounts to be paid under Section 7.2(b) above and (ii) any gain or loss (as computed for book purposes) attributable to property distributed in-kind must be included in the Net Profit or Net Loss attributable to the Capital Account for the Fiscal Period ending on the date of such distribution.
Article VIII

Accounting and Valuations; Books and Records; Board Meetings
Section 8.1    Accounting and Reports.
(a)    Third Point may adopt, on behalf of the Joint Venture, for tax accounting purposes any accounting method that Third Point decides in its reasonable discretion is in the best interests of the Joint Venture and that is permissible for U.S. federal income tax purposes and that does not prejudice any other Participant. Third Point will promptly notify each Participant in writing of any change.
(b)    Third Point shall arrange for the preparation and delivery to each Participant of the following:
(i)    promptly after each calendar month end, a statement of such Participant’s Capital Account valued as set forth in Section 8.2; and
(ii)    promptly after each quarter end, a balance sheet and income statement of the Joint Venture.

(c)    As soon as practicable after the end of each taxable year but in no event later than April 15, Third Point shall furnish each Participant such information as may be required to enable each Participant properly to report for United States federal, state and local income tax purposes, as applicable, its distributive share of each Participant’s item of income, gain, loss, deduction or credit for such year.
(d)    Third Point shall arrange for the preparation and delivery to each Participant of a statement setting forth the computation of (i) the Third Point Share Payment within ten Business Days following the beginning of each month and (ii) Performance Allocation within thirty days after the close of each Fiscal Year.
(e)    Third Point shall provide a draft of any tax return required to be filed by the Joint Venture (together with schedules, statement or attachments thereto) to TP Re USA no later than ten Business Days prior to the due date (including extensions) of such tax return for their review and comment. Third Point shall consult with TP Re USA and in good faith consider any comments provided by TP Re USA within five Business Days of their receipt of such tax returns.
(f)    Third Point shall timely prepare and file on behalf of TP Re USA or the Joint Venture any filings under Section 13 or 16 of the Exchange Act with the U.S. Securities and Exchange Commission resulting from any investment made by the Joint Venture.
(g)    Third Point will use commercially reasonable efforts to assist TP Re USA in any required internal control or compliance matters applicable to TP Re USA and related to this Agreement, including preparing any internal control reviews that are reasonably deemed necessary by TP Re USA. Third Point acknowledges that TP Re USA is subject to the regulatory and information requirements of the Bermuda Monetary Authority and A.M. Best. Furthermore, Third Point will use commercially reasonable efforts to give access to the Joint Venture’s books and records related to TP Re USA in case requested by the Bermuda Monetary Authority.
(h)    Upon reasonable notice to Third Point, Third Point will use its commercially reasonable efforts to provide TP Re USA and TP Re USA’s auditors and regulators with such information as is customarily required in connection with the annual audit of TP Re USA’s accounts, tax compliance or compliance by TP Re USA with its regulatory obligations on a timely basis.
Section 8.2    Valuation of Assets and Interests.
(a)    Third Point shall value or have valued the Securities and other Assets as of the close of business on the last day of each month, the close of business on each Wednesday during a month (or if a particular Wednesday is not a Business Day, the immediately preceding Business Day) (each such Wednesday or immediately preceding Business Day, an “Intra-Month Valuation Date”) in cases where a Participant has notified Third Point that it intends to make a capital withdrawal in accordance with the provisions of this Agreement on such Intra-Month Valuation Date or a capital contribution in accordance with the provisions of this Agreement on the Business Day following such Intra-Month Valuation Date, at the end of each Fiscal Year and on any other date selected by Third Point, as the case may be; provided that certain Assets are generally valued only on the last day of each month, and not on a weekly basis, and if a Participant makes a capital withdrawal or capital contribution on any date that is not the last day of a month then, with regard to those certain Assets, the Capital Account relevant to such capital withdrawal or capital contribution shall be based on the valuation as of the last day of the previous month (unless Third Point determines such valuation to be patently wrong). In addition, in good faith, Third Point shall value Securities that are being distributed in kind as of their date of distribution in accordance with this Section. In determining the value of the Assets, no value is placed on the goodwill, if any, created by this Agreement, or the office records, files, statistical data or any similar intangible assets relating to the Assets not normally reflected in the Joint Venture’s accounting records, but there must be taken into consideration any related items of income earned but not received, expenses incurred but not yet paid, liabilities fixed or contingent, prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities pursuant to agreements entered into on or prior to such valuation date. Valuation of Securities made pursuant to this Section 8.2 will be based on all relevant factors and is expected to comply generally with the following guidelines:
(i)    Securities listed on an exchange will be valued at the last price provided by the exchange on which it is listed. Listed securities with resale restrictions will be priced subject to specified discounts until the restriction lapses.
(ii)    Securities and other instruments (including, without limitation, bank loans, bonds, swaps, options, etc.) that are not listed on an exchange will be valued based on independent pricing service prices, price quotes from independent market makers, if one is available, or based on a direct or indirect reference instrument.
(iii)    Asset-backed Securities will be priced by an independent pricing service or an independent market maker.
(iv)    The value of any shares held or sold short by the Joint Venture in an investment company shall be valued in accordance with the manner in which such shares are valued by such investment company; provided, however, that Third Point may make such adjustments in such valuation as it from time to time may consider appropriate.
(v)    Dividend income, less any withholding taxes of a non-U.S. country, from Securities shall be recorded on the ex-dividend date.
(b)    The fair value of any assets not referred to in paragraph (a) or for which no market exists (or the valuation of any assets referred to in paragraph (a) in the event that Third Point determines that market prices or quotations as determined above do not fairly represent the value of particular assets) shall be determined by or at the direction of Third Point. Such fair valuation will include retaining a third-party valuation firm, on a semi-annual basis for investments above 0.50% of Net Assets or (upon the request of the Investment Committee) if all such assets, each less than 0.50%, in the aggregate are equal to or exceed 5.00% of Net Assets, which shall be considered an Expense under Section 4.2.
(c)    Except as otherwise reasonably determined by Third Point, investment and trading transactions shall be accounted for on the trade date. Accounts shall be maintained in U.S. dollars and except as otherwise determined by or at the direction of Third Point: (i) assets and liabilities denominated in currencies other than U.S. dollars shall be translated at the rates of exchange in effect at the close of the relevant valuation period (and exchange adjustments shall be recorded in the results of operations); and (ii) investment and trading transactions and income and expenses shall be translated at the rates of exchange in effect at the time of each transaction.
Section 8.3    Determinations by Third Point.
(a)    All matters concerning the determination and allocation among the Participants of the amounts to be determined and allocated pursuant to Sections 3.4 through 3.9 hereof, including any taxes thereon and accounting procedures applicable thereto, are and will be determined by Third Point in good faith acting reasonably unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations are final and binding on all the Participants.
(b)    Third Point may make such adjustments to the computation of any of the memorandum accounts maintained pursuant to this Agreement or any component items comprising any of the foregoing as it considers reasonably appropriate to reflect the financial results of the Assets and the intended allocation thereof among the Participants in an accurate, fair and efficient manner.
Section 8.4    Books and Records.
(a)    Third Point shall arrange for the maintenance by the Administrator and shall cause to be kept books and records of the Joint Venture showing all assets and liabilities, receipts and disbursements, gains and losses, Participants’ Capital Accounts and all transactions entered into in connection with the Assets and this Agreement. The Administrator shall be delegated responsibility for maintaining such books and records, as well as responsibility for liaising with prime brokers to reconcile trades, providing a daily NAV, providing relevant reports and performing other customary administration duties.
(b)    Third Point shall retain (or arrange for the retention), for a period of at least seven years, copies of any documents generated or received by Third Point in the ordinary course of business pertaining to the Assets or to the compensation payable to Third Point, which shall include at the very least, documents required to be kept in accordance with the Law. Third Point shall afford to TP Re USA’s independent auditors reasonable access to such documents during customary business hours and shall permit TP Re USA’s auditors to make copies thereof or extracts therefrom at the expense of TP Re USA, as the case may be.

Section 8.5    Investment Committee Meeting.
At the commercially reasonable request of TP Re USA, and subject to reasonable prior notice, Third Point shall make one of Third Point’s representatives available to meet with the

Investment Committee (in either case in person or telephonically) to report on the Joint Venture’s activities and discuss the Joint Venture’s portfolio and investment outlook.
Section 8.6    Most Favored Nation.
(a)    If Third Point or any of its Affiliates (with respect to a Relevant Managed Account) or any Relevant Managed Account (a) enters into or has entered into any side letter or agreement prior to the Effective Date or (b) enters into a side letter or agreement at any time on or after the Effective Date, in each case, with any existing or future investor (except, in either case, for Excluded Investors) whose (i)(A) aggregate investments in such Relevant Managed Account are equal to or less than the aggregate investments of the TP Re Accounts managed by Third Point and (B) initial lock-up period (or initial term) is the same or shorter than the initial term of this Agreement and (ii) such letter or agreement contains any terms relating to asset-based fee or performance-based compensation that are equal to or more favorable to such investor than the similar terms granted to the TP Re Accounts pursuant to this Agreement and the TP Re Agreement (together, “More Favorable Fee Rights”), then Third Point shall promptly disclose to the Participants in writing any such More Favorable Fee Rights, and Third Point shall offer each Participant the right to elect, within thirty days after (x) the Effective Date, in the case of any side letter or agreement entered into prior to the Effective Date or (y) such Participant’s receipt of such disclosure, in the case of any side letter or agreement entered into at any time on or after the Effective Date, to be afforded such More Favorable Fee Rights.
(b)    If Third Point or any of its Affiliates (with respect to a Relevant Managed Account) or any Relevant Managed Account enters into a side letter or agreement at any time on or after the date hereof with any existing or future investor (except for Excluded Investors) whose (i) aggregate investments in such Relevant Managed Account are equal to or less than the aggregate investments of the TP Re Accounts managed by Third Point and (ii) such letter or agreement contains any terms relating to portfolio transparency rights, information rights or reporting rights (other than tax, regulatory, legal or similar considerations) that are more favorable to such investor than the similar terms granted to the TP Re Accounts pursuant to this Agreement and the TP Re Agreement (collectively, “More Favorable Investor Rights”), then Third Point shall promptly disclose to the Participants in writing any such More Favorable Investor Rights, and Third Point shall offer each Participant the right to elect, within thirty days after (x) the Effective Date, in the case of any side letter or agreement entered into prior to the Effective Date or (y) such Participant’s receipt of such disclosure, in the case of any side letter or agreement entered into at any time on or after the Effective Date, to be afforded such More Favorable Investor Rights.
(c)    If Third Point or any of its Affiliates (with respect to a Relevant Managed Account) or any Relevant Managed Account (a) enters into or has entered into any side letter or agreement prior to the Effective Date or (b) enters into a side letter or agreement at any time on or after the Effective Date, in each case, with any existing or future investor (except, in either case, for Excluded Investors) whose (i)(A) aggregate investments in such Relevant Managed Account are equal to or less than the aggregate investments of the TP Re Accounts managed by Third Point and (B) asset-based fee terms or performance-based compensation terms are equal to or more favorable to such investor than the Third Point Share Payment terms or Performance Allocation terms provided in this Agreement and (ii) such letter or agreement contains the same or shorter initial lock-up period (or initial term) than the initial term granted to the TP Re Accounts pursuant to this Agreement and the TP Re Agreement ( “More Favorable Liquidity Rights”), then Third Point shall promptly disclose to the Participants in writing any such More Favorable Liquidity Rights (and any subsequent liquidity rights), and Third Point shall offer each Participant the right to elect, within thirty days after (x) the Effective Date, in the case of any side letter or agreement entered into prior to the Effective Date or (y) such Participant’s receipt of such disclosure, in the case of any side letter or agreement entered into at any time on or after the Effective Date, to be afforded such More Favorable Liquidity Rights (but only to the extent such Participant agrees to be bound to any subsequent liquidity rights).
(d)     Notwithstanding anything to the contrary in this Section 8.6, any election offered to any Participant pursuant to Section 8.6(a)-(c) shall be premised upon such Participant agreeing to be bound by such terms and conditions associated with the granting of such More Favorable Fee Rights, More Favorable Investor Rights or More Favorable Liquidity Rights, as applicable, in the letter or agreement triggering the application of this Section 8.6.
(e)    Third Point represents and warrants to the Participants that it has disclosed to the Participants all More Favorable Fee Rights in effect as of the date hereof with respect to all Relevant Managed Accounts.
(f)    Third Point shall promptly notify the Participants if Third Point forms an investment vehicle (that accepts capital from non-Excluded Investors) that will pursue an investment strategy that formed a material part of the investment strategy of the Third Point Funds immediately prior to such formation, and TP Re USA shall have the right to promptly withdraw from the Joint Venture up to an amount equal to: the product of (x) a fraction (1) the numerator of which equals the amount of assets withdrawn from the Third Point Funds and invested in such investment vehicle and (2) the denominator of which equals the total amount of assets managed by the Third Point Funds immediately prior to such withdrawal multiplied by (y) the total amount of net assets of the Participants managed by Third Point, and invest such withdrawn amounts in such investment vehicle upon the most favorable fee terms offered to non-Excluded Investors of such investment vehicle. The parties further agree to discuss, in good faith, the creation of a managed account that would invest alongside such investment vehicle into which the investment of such withdrawn amount would be made.
(g)    Third Point shall promptly notify the Participants if Third Point forms an investment vehicle (that accepts capital from non-Excluded Investors) that will pursue an investment strategy that does not form a material part of the investment strategy of the Third Point Funds immediately prior to such formation, and TP Re USA shall have the right to promptly withdraw from the Joint Venture up to an amount equal to: the product of (x) a fraction (1) the numerator of which equals the total amount of net assets of the Participants managed by Third Point and (2) the denominator of which equals the total amount of net assets managed by Third Point multiplied by (y) the total amount of net assets invested in such the investment vehicle immediately prior to the Participants’ investment in such investment vehicle, and invest such withdrawn amounts in such investment vehicle upon the most favorable fee terms offered to non-Excluded Investors of lesser or equal size in such investment vehicle.

Section 8.7    Information Access; Confidentiality.
(a)    Third Point will provide the information set forth on Exhibit C to the Investment Committee and Disinterested Board Members with the frequency stated therein.
(b)    In addition to the reporting above, upon the request of TP Re USA, Third Point will provide to the Investment Committee information as to the portfolio positions held by the Joint Venture promptly following any such request.
(c)    Each of the parties hereto, and any successor, transferee or assignee of such party, such party’s Representative, if any, and any agent of any such Person, acknowledges and agrees that this Agreement and any information disclosed to the other party (the “Receiving Party”) by the disclosing party (the “Disclosing Party”) relating to the Joint Venture and the Assets, including, without limitation, any documents or information that the Disclosing Party has not made generally available to the public, including, without limitation, any short investment positions held by the Joint Venture (which shall in all cases be deemed to be material non-public information) and/or any information that could reasonably be expected to be material non-public information (unless expressly informed by the Disclosing Party that such information does not constitute material non-public information) are proprietary and confidential information of the Disclosing Party and the Receiving Party shall (A) keep and maintain the confidentiality of such documents and information and not trade on the basis of such information and (B) not make available or disseminate such documents and information to any Person other than (i) with the prior written consent of the Disclosing Party, (ii) to such Receiving Party’s accountant, attorney, investment advisor, consultants, employees or agents (each, a “Representative”) on a need to know basis and such Persons will expressly agree to keep such documents and information confidential and not to trade on the basis thereof or (iii) as required by applicable Law, rule or regulation, a Governmental Authority or a court or administrative order concerning such Receiving Party or as permitted under the terms of this Agreement. Notwithstanding any provision in this Section 8.7(c), nothing in this Section 8.7(c) shall restrict Third Point from disclosing the overall performance of its Managed Accounts and the positions held by its Managed Accounts, including the Joint Venture. Each party shall be liable for any breach of the provisions of this Section 8.7 by such party’s Representative.
(d)    Each party acknowledges and agrees that such party may receive material non-public information in connection with the matters contemplated by this Agreement, and further that such party is aware that the United States securities laws impose restrictions on purchasing or selling debt or equity securities based on such information.
Article IX

General Provisions
Section 9.1    Amendment of Agreement.
Subject to Sections 4.1(h) and 4.1(i), this Agreement may be amended, in whole or in part, with the written consent of all of the Participants.
Section 9.2    Notices.
Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile, sent by electronic mail, or delivered personally by hand or by an internationally recognized overnight courier addressed to the party to be notified at the address, facsimile number or e‑mail address indicated for such party set forth below, or at such other address, facsimile number or e‑mail address as such party may designate by ten days advance written notice to the other parties hereto. All such notices shall be effective upon receipt. Unless otherwise provided in writing to the other parties, all notices shall be sent to the following addresses, facsimile numbers or e‑mail addresses:
If to Third Point or TP GP:
c/o Third Point LLC
390 Park Avenue
New York, NY 10022
Email: JTargoff@thirdpoint.com and MHaas@thirdpoint.com
Attn: Josh Targoff and Mendy Haas
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Email: UGrofman@paulweiss.com
Attn: Udi Grofman
If to TP Re USA:
51 JFK Parkway
First Floor West
Short Hills New Jersey 07078
Attn: President
with a copy to:
Point House
3 Waterloo Lane
Pembroke HM 08
Bermuda
Attn: Janice R. Weidenborner
Section 9.3    Agreement Binding Upon Successors and Assigns.
This Agreement shall be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns as set forth in Section 6.3 hereof. Except as otherwise provided herein, no party shall have the right to assign this Agreement to any Person without the prior written consent of the other parties, provided that Third Point may assign all or a portion of this Agreement to any of its Affiliates without the consent of any other party.

Section 9.4    Governing Law.
(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the laws of another jurisdiction. The parties acknowledge that the Joint Venture is formed under the laws of the State of New York.
(b)    Each party hereto submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of any such action may be heard and determined in any such court. Each party hereto agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
Section 9.5    Third-Party Beneficiaries. Except as provided in this Section 9.5, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties and their respective heirs, successors and permitted assigns. Each Indemnitee and each Covered Person, in relation to Article V, is intended by the parties to be a third-party beneficiary under this Agreement and, to the extent permitted by Law, each such Indemnitee has the right to enforce directly the terms of such respective Sections.
Section 9.6    Consents.
Any and all consents, agreements or approvals provided for or permitted by this Agreement must be in writing and a signed copy thereof must be filed and kept with the books of each Participant.
Section 9.7    Miscellaneous.
(a)    The captions and titles preceding the text of each section hereof shall be disregarded in the construction of this Agreement.
(b)    This Agreement may be executed in counterparts, each of which is deemed to be an original hereof.
(c)    The Participants have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the Participants intend that this Agreement be construed as if drafted jointly by the Participants and that no presumption or burden of proof arise favoring or disfavoring any Participant by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law is deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation. The word “or” is not exclusive. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

(d)    The Participants have such knowledge and experience in financial and business matters that the Participants are capable of evaluating the merits and risks of the terms and conditions of this Agreement, including those risks associated with the investment program to be pursued by the Joint Venture, the term and the fee and expense structure provided for herein, and is able to bear such risks.
(e)    The Participants intend that each representation, warranty, and covenant contained herein has independent significance. If any Participant has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Participant has not breached does not detract from or mitigate the fact that such Participant is in breach of the first representation, warranty, or covenant.
(f)    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
(g)    Each party hereto hereby agrees that the other parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with the specific terms or were otherwise breached and each party hereto agrees that any party shall be entitled to seek equitable relief, including, without limitation, any injunction or injunctions, to prevent breaches or threatened breaches of this Agreement by the other parties or any of their representatives and to specifically enforce the terms and provisions of this Agreement.
(h)    Each party hereto acknowledges, confirms and agrees that, by entering into this Agreement, such party intends to take any and all lawful actions toward effecting the purpose and objectives of this Agreement as set forth in Section 2.1, Section 2.4 and elsewhere in this Agreement. Accordingly, each of the parties hereto hereby agrees and covenants not to engage in any business, activities, transactions or actions, directly or indirectly, with the intent, purpose or effect of undermining the purpose and objectives of this Agreement.
(i)    Third Point shall have a reasonable opportunity to review any press release or Form 8-K made in connection with the parties entering into this Agreement.
Section 9.8    Entire Agreement.
This Agreement (including the Exhibits attached hereto) and the Trademark License Agreement contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof and thereof, and each of the parties hereto agrees that each and every such prior agreement is terminated and replaced in its entirety by the rights created by this Agreement and the Trademark License Agreement.

Section 9.9    Survival.
Notwithstanding anything contained herein, the following provisions shall survive termination of this Agreement: Article V; Section 8.7(c); Section 9.3; Section 9.4; Section 9.5; Section 9.7(c); Section 9.7(e); Section 9.7(f); Section 9.7(g); Section 9.7(h) and Section 9.8.
[SIGNATURE PAGE FOLLOWS]

1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first-above written.

THIRD POINT REINSURANCE (USA) LTD.
By:	/s/ Thomas C. Wafer

Name: Thomas C. Wafer
Title: President

By: r	/s/ Jonathan Norton

Name: Jonathan Norton Title: EVP and Group General Counsel
Title: Chief Actuary

ACTIVE 214482073v.16

THIRD POINT RE (USA) HOLDINGS INC.
By:	/s/ Thomas C. Wafer

Name: Thomas C. Wafer
Title: Director

By: r	/s/ Anthony Urban

Name: Anthony Urban Title: EVP and Group General Counsel
Title: Director

2

THIRD POINT LLC
By:	/s/ Josh Targoff

Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

3

THIRD POINT ADVISORS LLC
By:	/s/ Josh Targoff

Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

4

Exhibit A
INVESTMENT GUIDELINES

•
Third Point shall acquire and dispose of investments for the Joint Venture on a pari passu basis (given each fund’s targeted exposure levels) with the investment decisions made for the investment funds managed by Third Point LLC (including, but not limited to, Third Point Offshore, Third Point Ultra, Third Point Partners and Third Point Partners Qualified, collectively, the “Third Point Funds”), subject to the following provisions.

•
The Joint Venture will not make an investment in a Third Point Fund (including, without limitation, unless consented to by the Investment Committee, in Third Point Offshore Limited traded on the London Stock Exchange).

•
In the event that there is a significant appropriate investment opportunity for the Joint Venture that does not, in the opinion of Third Point LLC, fit the liquidity profile for the hedge funds (any such investment a “Non-Parallel Investment”), Third Point shall have the ability to request that the Investment Committee approve any Non-Parallel Investment, and upon such approval, will have the authority to make such Non-Parallel Investment for the Joint Venture.

•	Third Point will be required to apply the following risk and leverage limits for the Assets:

•
Composition of Investments: At least 60% of the investment portfolio will be held in debt or equity securities (including swaps) of publicly traded companies (or their subsidiaries) and governments of OECD (the Organization of Economic Co-operation and Development) high income countries, asset-backed securities, cash, cash equivalents and gold and other precious metals. Except with the prior written consent of the Investment Committee, none of the assets in the investment portfolio will be held in illiquid investments traditionally considered “venture capital” or private equity investments. In addition, no investments in third-party managed funds or other investment vehicles will be made without the consent of the Investment Committee.

•
Concentration of Investments: Other than cash, cash equivalents and United States government obligations, no investment in any one issuer in the investment portfolio will constitute more than 15% of the portfolio.

•
Liquidity: Assets will be invested in such fashion that TP Re USA has a reasonable expectation that it can meet any of its liabilities as they become due. TP Re USA will review with Third Point the liquidity of the portfolio on a periodic basis.

•	Net Exposure Limits: The net position (long positions less short positions) may not exceed 1.5 times net asset value for more than ten trading days in any 30-trading day period.

A-1
ACTIVE 214482073v.16

Exhibit B
POWER OF ATTORNEY
The undersigned, in connection with and subject to the terms and conditions of that certain Joint Venture and Investment Management Agreement (the “Agreement”), dated as of June 22, 2016, by and among Third Point Re (USA) Holdings Inc., a Delaware corporation, Third Point Reinsurance (USA) Ltd., a Bermuda Class 4 insurance company (“TP Re USA”), Third Point Advisors LLC, a Delaware limited liability company (“TP GP”), and Third Point LLC, a Delaware limited liability company (“Third Point”) hereby designates and appoints Third Point as agent and attorney-in-fact, with full power and authority and without the need for further approval of the undersigned (except as may be required by applicable Law) to have the exclusive power on behalf of the undersigned to:
(i)effect any and all transactions, including short sales, in equity and debt securities (including derivatives thereon), currencies and commodities (and options, futures, derivatives, swaps, and forward contracts thereon), trade and other claims, arbitrages, loans, break-ups, consolidations, reorganizations and similar securities of non-United States issuers, and any investments connected therewith in the broadest sense (collectively, “Securities”);
(ii)select brokers (including prime brokers), custodians, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out;
(iii)purchase or write options (including uncovered options);
(iv)trade on margin;
(v)draw funds and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the account of the undersigned;
(vi)exercise all voting and other powers and privileges attributable to any Securities or other property held for the account of the Joint Venture and its Participants, including the undersigned; and
(vii)make and execute all such documents, contracts, agreements and other undertakings and take all such other actions as Third Point considers necessary or appropriate to carry out its investment advisory duties under the Agreement, including making all federal securities filings relating to any of the investment activities set forth in the Agreement and/or opening brokerage (including prime brokerage) accounts and any other required documentation including, without limitation, swaps, securities, lending arrangements and similar agreements on behalf of the Joint Venture and its Participants.

B-1
ACTIVE 214482073v.16

The power of attorney granted hereby is a special power of attorney coupled with an interest and shall be irrevocable during the term of the Agreement to the fullest extent permitted by Law.

Dated: [__________], 2016
[Participant]
By: _________________________________
Name:
Title:

B-2
ACTIVE 214482073v.16

Exhibit C
REPORTING

A.	For the Joint Venture and certain Third Point Funds:

(i)	the performance and net asset value of the Joint Venture and the Third Point Funds over the past month;

(ii)	an analysis describing material differences in the relative performance of the Joint Venture and Third Point Offshore Fund Ltd. over the past month;

(iii)
the attribution of the performance to (a) the top 10 and bottom 10 performance driving positions and to (b) sub-strategies and overlay hedges as defined in the monthly report of the Joint Venture and Third Point Offshore Fund Ltd.;

(iv)	the total assets under management of the Relevant Managed Accounts as of the beginning of each month;

(v)	on a monthly basis, risk and exposure information relative to the Joint Venture and Third Point Offshore Fund Ltd.

B.	For the Joint Venture:

(i)	estimated performance of the Joint Venture;

(ii)	the open positions of the Joint Venture as of the last Business Day of the month, such information being subject to the confidentiality duties set forth herein.
All information to be provided on a monthly basis shall be provided no later than ten Business Days after month end. All information to be provided on a weekly basis shall be provided no later than five Business Days after the end of the week.
All information to be provided pursuant to this Exhibit C may be made available in electronic form, such as e-mail or by posting on a web site.

C-1

Exhibit D
POTENTIAL CONFLICTS OF INTEREST
The following list of potential conflicts of interest does not purport to be complete. Additional conflicts may exist that are not known to Third Point or its Affiliates or that have been deemed by them immaterial, in each case, as of the date of this Agreement. In addition, changes over time (including, without limitation, changes or developments in the Joint Venture’s investment program and/or in the Third Point Group’s (as defined below) business activities) may subject an investment in the Joint Venture to additional and different actual and potential conflicts of interest.
As a general matter, Third Point will endeavor to resolve any conflict of interest in a fair and equitable manner.
Affiliated Funds. Certain inherent conflicts of interest arise from the fact that Third Point, TP GP and their respective Affiliates, owners, members, principals, officers and/or employees (collectively, the “Third Point Group”) provide investment management services to the Managed Accounts. The Joint Venture will have no interest in the foregoing activities. While Third Point will generally provide similar recommendations to investments held by, or transactions of, the Managed Accounts, at times Third Point may provide recommendations or take action with respect to the investments held by, and transactions of, the Managed Accounts that may differ from the recommendations provided or the timing or nature of any action taken with respect to the investments held by, and transactions of, the Joint Venture, or may be detrimental to the interests of the Joint Venture, due to a variety of reasons. While the Managed Accounts often have similar or overlapping investment objectives, there can be no assurance that any Managed Accounts with similar investment objectives, programs or strategies will hold the same positions, obtain the same financing or perform in a substantially similar manner as the Joint Venture.
“Proprietary” capital (investments by the Third Point Group) will not necessarily be allocated to all Managed Accounts (and/or the Joint Venture), will not necessarily be allocated based on the respective net asset values of such funds, may be more concentrated in certain of such funds, and may be “shifted” among such funds from time to time without providing any notice to investors.
Time Commitments and Personal Investments. Third Point also serves as the investment manager of the Managed Accounts and will devote only such time to the business of the Joint Venture as, in its sole and absolute discretion, it determines to be necessary and appropriate to conduct the affairs contemplated by this Agreement in good faith. Third Point or its Affiliates advise and may, in the future, advise Managed Accounts that do not participate with the Joint Venture on a pro rata basis. In addition, certain members of the Third Point Group are, and in the future may become, involved in other business ventures, depending on the policy of Third Point with respect to such venture.
Certain members of the Third Point Group may from time to time be presented with opportunities to invest in situations that Third Point does not deem appropriate for the Joint Venture. In such circumstances, subject to the approval of the Chief Compliance Officer, such member(s) may be permitted to make such investment. Circumstances in which such approval may be granted include, but are not limited to, where the opportunity to invest was not offered to the Joint Venture. In limited circumstances, following an investment by a member of the Third Point Group in an opportunity in accordance with the above procedures, Third Point may subsequently have the opportunity to invest in such opportunity. At such time, Third Point may determine that it is now appropriate for the Joint Venture to invest in such opportunity (for example, if the investment opportunity when initially presented did not satisfy the criteria referred to above, but subsequently satisfies such criteria). In such a situation, the Joint Venture may invest in such opportunity and Third Point may, in its sole discretion, permit the original investing member to retain his or her investment in such opportunity and exercise any rights such member may have to make any additional investments in such opportunity, subject to any terms or conditions Third Point deems appropriate to protect the Joint Venture’s interests.
Co-investments. Third Point may, in its sole discretion, determine to forego an investment on behalf of the Joint Venture, but permit employees of Third Point to invest, or offer co-investment opportunities to one or more Participants or third parties, in either such case, if it determines in good faith that the amount available for the investment is greater than what Third Point reasonably believes is appropriate for investment by the Joint Venture (and other Managed Accounts) at such time. While no Participant should have any expectation that co-investment opportunities will be offered to it, Third Point believes that having the possibility of allocating co-investment opportunities may be beneficial to the Joint Venture as a whole as it allows the Joint Venture to contemplate opportunities that may exceed the desired allocation to the Joint Venture.
Each co-investment opportunity (should any exist) is likely to be different and allocation of each such opportunity will be dependent upon the facts and circumstances specific to that unique situation (e.g., timing, industry, size, geography, asset class, projected holding period, exit strategy and counterparty). As a general matter, Third Point, in determining the allocation of discretionary co-investment opportunities, expects to take into account various facts and circumstances deemed relevant by Third Point. Such factors are likely to include, among others, whether a potential co-investor adds strategic value, industry expertise or other similar synergies, whether a potential co-investor has expressed an interest in evaluating co-investment opportunities, whether the co-investor has the ability to review the co-investment opportunity and provide capital within the time frame required under the circumstances, whether a potential co-investor has a history of participating in co-investment opportunities with the Third Point Group or a history of similar arrangements with other funds, the size of the potential co-investor’s interest to be held in the investment, whether the potential co-investor has demonstrated a long-term and/or continuing commitment to the potential success of the investment vehicles managed by Third Point and its Affiliates and such other factors that Third Point deems relevant under the circumstances.
Co-investment opportunities may be made available through limited partnerships, limited liability companies, other entities formed to make such investments, or otherwise. Third Point may (or may not) earn asset-based fees and/or performance-based compensation (which may or may not be different than the fees and/or compensation charged by the Joint Venture) in respect of such co-investments. Based on the compensation structure or composition of investors participating in such co-investment opportunities, Third Point may be deemed to have a conflict when determining the capacity of the Joint Venture with respect to certain investments.

Additionally, offering co-investment opportunities may introduce certain other conflicts such as with regard to the allocation of co-investment expenses. Co-investors will typically bear their pro rata share of fees, costs and expenses related to the discovery, investigation, development, acquisition or consummation, ownership, maintenance, monitoring, hedging and disposition of co-investments consummated by them. Although Third Point endeavors to allocate such fees, costs and expenses on a fair and reasonable basis, such a determination is inherently subjective and may give rise to conflicts of interest. In addition, broken deal expenses associated with potential co-investment opportunities that are ultimately not consummated are unlikely to be borne by the contemplated co-investors (as by definition no commitment will have been obtained); rather they will generally be borne by the Joint Venture and the other Managed Accounts, proportionally based on the expected participation of such funds in such investment opportunities. Each fund’s expected participation in such unconsummated investment opportunities is based on any factors deemed fair and equitable by Third Point, including, but not limited to, the respective net asset values of each fund.
Third Point may also, in its sole discretion, determine to offer venture capital or private equity related co-investment opportunities to one or more employees of Third Point, if it determines in good faith that the amount available for the investment is greater than Third Point’s appetite for the investment for the Joint Venture at such time. In such cases, similar considerations to those outlined above in respect of such other types of co-investments shall apply.
Allocation of Investment Opportunities; Aggregation of Trades. Third Point generally manages the Joint Venture on a parallel pro rata basis with the Managed Accounts employing primarily the same investment strategies in accordance with each such fund’s “buying power,” subject but not limited to the Joint Venture’s and each Managed Account’s varying stated investment objectives, including the amount of leverage to be used, investment restrictions, expected liquidity and tax considerations. Such allocations may be made in any other manner deemed to Third Point to be fair and equitable taking into account the Joint Venture’s and each Managed Account’s interests and investment objectives and restrictions. Third Point has adopted procedures to help ensure that allocations do not reflect a practice of favoring or discriminating against the Joint Venture or any Managed Account. Account performance is never a factor in trade allocations. In executing securities transactions, Third Point may combine orders of the Joint Venture and Managed Accounts, which may at times reduce the number of securities available for purchase by the Joint Venture. Consequently, when possible, orders in the same security are generally placed on an aggregated basis and typically allocated based on the target allocation (taking into account leverage and such other factors described above) of each of the Joint Venture and the Managed Accounts participating therein. Third Point may, however, increase or decrease the amount of securities allocated to an account to avoid holding odd-lot shares for particular clients. The Joint Venture or each Managed Account that participates in an aggregated order will generally participate at the same share price for each order in that security, and transaction costs generally will be shared pro rata based on each Managed Account’s and the Joint Venture’s participation in such transaction.
Expenses. When allocating expenses, Third Point must first determine whether such expenses are the Joint Venture’s “own” expenses and therefore are to be borne by the Joint Venture or whether such expenses are expenses of Third Point to be borne by Third Point, in either case, based on the provisions set forth in Section 4.2 of this Agreement. These determinations will necessarily be subjective and may give rise to conflicts of interest between the interests of the Joint Venture and the interests of Third Point, who might otherwise bear such expenses. Any description in this Agreement of the expenses that the Joint Venture may bear is not exhaustive.
From time to time Third Point will also be required to make determinations regarding whether certain expenses should be borne solely by the Joint Venture or in conjunction with one or more Managed Accounts. Subject to certain exceptions such as tax or similar restrictions, all investment-related expenses will generally be shared by the Joint Venture and the Managed Accounts pro rata to their participation in that investment (or contemplated participation), while other covered expenses will generally be borne pro rata by the Joint Venture and the Managed Accounts based on their relative net asset value. Certain expenses reasonably deemed attributable only to a particular Participant will be allocated to such Participant. However, such determination is inherently subjective and may give rise to conflicts of interest. There can be no assurance that a different manner of calculation would not result in the Joint Venture bearing less (or more) expenses. However, if such allocation of expenses would result in an outcome that Third Point considers not to be fair or equitable, Third Point may allocate expenses among the Joint Venture and the Managed Accounts in a manner it determines to be fair and equitable.
Similarly, with regard to the Joint Venture’s indemnification obligations as set forth in Article V of this Agreement, Third Point may be required to determine whether an Indemnified Person’s action or failure to act constituted fraud, reckless disregard, willful misconduct or gross negligence, and such determination is inherently subjective and may give rise to conflicts of interest.
Rebalancing. Monthly, and at times intra-month, as Third Point may deem necessary in its sole discretion, Third Point will execute rebalancing trades (based on monthly performance and cash inflows and outflows) to maintain to the extent practicable parity in the portfolio composition of the Joint Venture and the Managed Accounts, taking into account various factors including account leverage, investment restrictions and tax considerations. If withdrawals or contributions result in a disparity between the portfolio composition of the Joint Venture and one or more Managed Accounts which Third Point, in its sole discretion, believes should be rectified, and/or if Third Point determines that a change in the leverage of Third Point Ultra Ltd. (“Ultra”) is appropriate (such change may result in changes to the Joint Venture's portfolio composition, since Ultra is generally managed on a parallel, pro rata basis with the Joint Venture and the other Third Point Funds, with the difference that Ultra is typically more levered than the other Third Point Funds), then Third Point may, in its sole discretion, seek to achieve such parity through rebalancing or through the purchase or sale of securities on the open market. In order to effect a rebalancing, Third Point will purchase or sell securities or other investments for the Joint Venture while at the same time Third Point is selling or purchasing the same investments for one or more of the Managed Accounts. Transactions between the Joint Venture and the Managed Accounts shall be for cash consideration at (i) the current market price of the particular securities if effected on the open market or (ii) the close of business market price for the particular securities on the day of the transaction if not effected on the open market.

Principal trades will be effected by Third Point in compliance with the Investment Advisers Act of 1940, as amended. Every principal trade shall require the prior written consent of the Disinterested Board Members. Prior to obtaining such consent, Third Point shall provide the Disinterested Board Members with information providing: (i) the rationale for the principal trade and why it believes it is in the best interest of the Joint Venture; (ii) its determination that the trade is consistent with Third Point’s duty to seek best execution; and (iii) that the valuation procedures described in this Agreement are followed in determining the appropriate price at which to effect the transaction.
Special Arrangements. There may be circumstances in which it may be advantageous to establish nominee arrangements under which particular investments such as bank debt, trade claims, private investments and investments held for tax purposes (and a limited number of other difficult to transfer securities) are held by the Joint Venture or a Managed Account, while the economic benefits and risks of those investments are shared by the Joint Venture and one or more Managed Accounts. Such nominee arrangements may entail the creation of special purpose vehicles, derivative contracts and other mechanisms for sharing risk and reward and generally reduce the expense and administrative burden of any rebalancing with respect to those securities. Third Point will establish such nominee arrangements only where there is no reasonable alternative, and in any event will seek to ensure that all such arrangements result in a fair and equitable sharing of risk and reward, (taking into consideration any financing or other incremental costs) and will obtain Investment Committee approval for such arrangements on behalf of the Joint Venture.
To the extent Third Point (or its Affiliates) have significant investments in any of the Managed Accounts involved in such arrangements, such Managed Accounts may be regarded as proprietary accounts of Third Point. The fairness of arrangements involving proprietary accounts will be reviewed by an independent party. The Joint Venture or each Managed Account that bears economic risk and reward from these arrangements will bear any associated tax or regulatory risk, and may be required to indemnify the Joint Venture or Managed Accounts with respect to those risks.
Service Providers. Third Point will select certain of the Joint Venture’s service providers. In addition, service providers may provide services to both the Joint Venture and one or more members of the Third Point Group. While such arrangements have the potential to give rise to conflicts of interest, Third Point will attempt to ensure that service provider selection for the Joint Venture is not impacted from any provision of services to members of the Third Point Group and that the Joint Venture does not effectively subsidize the costs of such services. Furthermore, members of the Third Point Group may be related to (by blood, marriage or otherwise), or may be personal friends with, the Joint Venture’s service providers or their respective owners, members, principals, officers or employees. Third Point addresses these conflicts of interest by, in consultation with Third Point’s compliance committee, taking reasonable measures to ascertain whether each service provider is qualified and appropriate to provide its services in a manner that serves the best interests of the Joint Venture, taking into account factors such as expertise, availability and quality of service and the competitiveness of compensation rates in comparison with other service providers satisfying Third Point’s service provider selection criteria.

Proprietary Investments. Members of the Third Point Group invest their personal capital in the Managed Accounts. Third Point believes that this alignment of financial interest between investors and Third Point minimizes certain conflicts of interest that may exist. Members of the Third Point Group will, however, generally be permitted to withdraw all or a portion of its or their investment(s) from the Managed Accounts more frequently or upon shorter notice.
Compensation to the General Partner and the Investment Manager. The Performance Allocation may create an incentive for TP GP and/or Third Point to cause the Joint Venture to make investments that are riskier or more speculative than would be the case if such compensation were not performance-based, particularly in any period after the Joint Venture has suffered losses. Further, as described herein, the Joint Venture’s securities will be valued based on Third Point’s then-current valuation policy. The valuation of hard-to-value securities may give rise to a conflict of interest since the Performance Allocation allocated to TP GP, an Affiliate of Third Point, at the Joint Venture and the Third Point Share Payment paid to Third Point, will be calculated, in part, based on the values assigned to such securities by Third Point. In addition, because the Performance Allocation is calculated on a basis that includes unrealized appreciation, the Performance Allocation will be different from (and may be greater than) the result that would have been obtained if the Performance Allocation were calculated based solely on realized gains.
In addition, compensation arrangements entered into between TP GP and Third Point on the one hand, and other Managed Accounts on the other hand, may bias TP GP and Third Point in their decision making with respect to such Managed Accounts.
Non-Public or Confidential Information. The Third Point Group may acquire material non-public and/or confidential information that may restrict by law, internal policies or otherwise Third Point from purchasing securities or other assets, or selling securities or other assets for themselves or their clients (including the Joint Venture) or otherwise using or receiving such information for the benefit of the Third Point Group or their clients.
Portfolio Transaction and Brokerage. In purchasing and selling portfolio securities for the Joint Venture, Third Point seeks to obtain best execution at the most favorable prices from brokers and dealers. In selecting broker-dealers to execute transactions and evaluating the reasonableness of the brokerage commissions paid to them, consideration will be given to various factors, including the following: the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any); the operational efficiency with which transactions are effected, taking into account the size of order and difficulty of execution; the financial strength, integrity and stability of the broker-dealer; the firm’s risk in positioning a block of securities; the quality, comprehensiveness and frequency of research services available through the broker-dealer; and the competitiveness of commission rates in comparison with other broker-dealers satisfying Third Point’s other selection criteria. While Third Point generally seeks competitive commission rates and commission equivalents, it will not necessarily pay the lowest commission or equivalent.
Subject to the considerations described above, the selection of a broker (including a prime broker) to execute transactions, provide financing and securities on loans, hold cash and short balances and provide other services may be influenced by, among other things, the creation of soft dollars, and the provision by the broker of capital introduction, research and research-related services, marketing assistance and consulting services with respect to technology, operations and/or equipment. Neither Third Point nor the Joint Venture separately compensates any broker for any of these other services.
The Joint Venture’s securities transactions can be expected to generate a substantial amount of brokerage commissions and other compensation, all of which the Joint Venture not Third Point, will be obligated to pay. Third Point will have complete discretion in deciding what brokers and dealers the Joint Venture will use and in negotiating the rates of compensation the Joint Venture will pay. The Joint Venture buys and sells securities directly from or to dealers acting as principal at prices that include markups or markdowns, and may buy securities from underwriters or dealers in public offerings at prices that include compensation to the underwriters and dealers.
In certain instances, Third Point may also execute over the counter securities transactions on an agency basis, which may result in the Joint Venture incurring two transaction costs for a single trade: a commission paid to the executing broker-dealer plus the market maker’s mark-up or mark-down. Third Point believes that such an allocation of brokerage business helps the Joint Venture and Third Point’s other clients to obtain research and execution capabilities and provides other benefits.
Some service providers are global firms with affiliated investment banking, corporate finance, asset management or other financial advisory divisions. At any time, the asset management divisions of such service providers may have investments in accounts managed by Third Point. Similarly, Third Point may trade through a broker-dealer that has referred investors to the Managed Accounts and/or provided Third Point with access to third-party software and other services. Third Point may also cause the Joint Venture to utilize the services of service providers that do business with Third Point or its partners and/or employees (in its or their individual capacities). Third Point periodically conducts a review of the Joint Venture’s brokerage usage in order to determine that the criteria for “best execution” are being met. Third Point selects service providers based on their perceived quality of services and not based on other relationships that it (or its partners and/or employees) may have with such providers.
Third Point may establish an affiliated broker-dealer whose business objective is to create an execution alternative that should reduce the execution costs of large investors (including the Joint Venture). Third Point believes that the creation of such alternative is in the best interests of the Joint Venture, and should the affiliated broker-dealer become operational, it is intended that the Joint Venture will execute trades through the affiliated broker-dealer’s execution platform. It is not the intention of Third Point to personally benefit from such investment.
Soft Dollars. In selecting brokers or dealers to execute transactions, Third Point will use soft dollars. Third Point need not solicit competitive bids and does not have an obligation to seek the lowest available brokerage commissions, mark-ups or other compensation (collectively, “Commissions”). It is not Third Point’s practice to negotiate “execution only” Commissions; thus, the Joint Venture may be deemed to be paying for research and other services provided by the broker or brokers which are included in the Commissions. Research and related services furnished by brokers will be limited to services that constitute research and brokerage services within the meaning of Section 28(e) of the Exchange Act (“Section 28(e)”). Accordingly, research and related services may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts, as well as invitations to attend conferences, meetings or discussions with management teams, security analysts, industry consultants and economists; financial or industry publications; statistical and pricing services, along with hardware, software, data bases and other technical, technological and telecommunication services, lines and equipment utilized in the investment management process, including any updates, upgrades, modifications, maintenance, repairs, replacements, modernizations or improvements thereof. Soft dollar items may be provided directly by brokers and dealers, by third parties at the direction of brokers or purchased on behalf of the Joint Venture with credits or rebates provided by brokers. If “soft dollars” are generated by virtue of the activities of the Joint Venture, Third Point shall be permitted to use such “soft dollars” to pay for soft dollar items used by any of the Managed Accounts, thereby benefitting the investors in such Managed Accounts over the Joint Venture, which may have indirectly paid for such “soft dollars”.
Investors in Managed Accounts may include fund of funds affiliated with brokers or, possibly, brokerage firms themselves. The fact that any such investor has invested in the Managed Accounts will not be taken into consideration in selecting brokers (including prime brokers).
With respect to brokerage and research services obtained by the use of Commissions that also assist Third Point in performing other functions that do not provide it with lawful and appropriate assistance in making investment decisions (such as accounting, recordkeeping or administrative services) (“Mixed Use Services”), Third Point will make a reasonable allocation of the cost of such service according to its use and use Commissions to pay only for the eligible component that falls under the Section 28(e) safe harbor. Third Point may have a conflict of interest when determining the allocation of Mixed Use Services between those services that primarily provide assistance in making investment decision on behalf of its clients and those that primarily benefit Third Point. The use of Commissions to obtain such other services that may be outside of the parameters of Section 28(e) will be paid for by Third Point in hard dollars.
In addition, Third Point may execute trades with broker-dealers with whom the Managed Accounts has other business relationships, including prime brokerage, credit relationships and capital introduction relationships or with broker-dealers that have invested, either directly or through Affiliates, in the Managed Accounts. However, Third Point does not intend for these other relationships to influence the choice of broker-dealers who execute trades for the Joint Venture.
From time to time Third Point may participate in certain broker-dealer’s (“sponsoring broker-dealer”) charity day programs, whereby the applicant may elect on a specified day to effect certain client trades through the sponsoring broker-dealer and permit it to use a portion of client commissions for charitable purposes, including donations to other broker-dealers that may need assistance in natural disaster recovery efforts. If Third Point participates in such events, care is taken to ensure that commissions are no greater than would be charged under normal circumstances.
The Joint Venture’s use of Commissions will be pursuant to Third Point’s soft dollar policy, which is described in the Form ADV Part 2A of Third Point.

Prime Brokers. Certain of the Joint Venture’s assets will be held by the Joint Venture’s prime brokers or otherwise qualified custodians. Each prime broker will be responsible for the safekeeping of those assets of the Joint Venture held by it as custodian, except for assets deposited as margin with brokers. Pursuant to the terms of a prime brokerage and custody agreement (the “Prime Brokerage Agreement’) with each prime broker, each prime broker will provide other services to the Joint Venture, which may include margin financing, stock lending, clearance and settlement services. The Prime Brokerage Agreements include provisions requiring the Joint Venture to indemnify the applicable prime broker for any losses incurred by the prime broker in providing services to the Joint Venture so long as the primer broker met the applicable standard of care in the Prime Brokerage Agreement. Each prime broker will be paid such customary fees for its services as the Joint Venture and the prime broker negotiate from time to time.
None of the prime brokers or any other broker that may be appointed will exercise any investment discretion on behalf of the Joint Venture’s assets.
Third Point reserves the right to change the Joint Venture’s prime brokerage and custodian arrangements with respect to each prime broker by agreement with such prime broker, and/or, in its discretion, to appoint additional alternative prime broker(s) and custodian(s).
Trade Error Policy. Transactions may be effected on occasion in a manner that differs from what was intended as a result of trading errors. Third Point reviews any trade errors that it discovers, on a case-by-case basis, and decides what corrective steps to take, if any, after reviewing the error. To the fullest extent permitted by law (including the U.S. federal securities laws), Third Point will not be liable to the Joint Venture for trade errors except for acts that constitute fraud, reckless disregard or gross negligence. As a result, losses caused by trade errors are often borne by the Joint Venture.
Additional Conflicts. The Participants should be aware that it is impossible to predict the full range of situations in which actual or potential conflicts of interest may arise between the Joint Venture and Managed Accounts. Future activities of the Third Point Group, including the establishment of other investment funds, may give rise to additional conflicts of interest. Accordingly, this discussion cannot be, and is not intended to be, exhaustive.

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